EXHIBIT 7.1

                            ASSET PURCHASE AGREEMENT

                             DATED NOVEMBER 15, 1996

                                  BY AND AMONG
                       PACIFIC NORTHWEST GAS SYSTEM, INC.,
                              708559 ALBERTA LTD.,
                        PACIFIC GAS TRANSMISSION COMPANY,
                              ENERGY SOURCE, INC.,
                           ENERGY SOURCE CANADA, INC.
                                       AND
                          EDISTO RESOURCES CORPORATION

                              COVERING THE PURCHASE
                             OF SPECIFIED ASSETS OF

                               ENERGY SOURCE, INC.

                                       AND

                           ENERGY SOURCE CANADA, INC.
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                               TABLE OF CONTENTS

1.    GENERAL DEFINITIONS..................................................  2
      1.1   AFFILIATE......................................................  2
      1.2   CODE...........................................................  2
      1.3   COMMERCIALLY REASONABLE EFFORTS................................  2
      1.4   CONSISTENT WITH PAST PRACTICE..................................  2
      1.5   CONTROL........................................................  3
      1.6   DAMAGES........................................................  3
      1.7   DISCLOSURE LETTER..............................................  3
      1.8   EFFECTIVE DATE.................................................  3
      1.9   ERISA..........................................................  3
      1.10  EXCLUDED ASSETS................................................  3
      1.11  GAAP...........................................................  3
      1.12  GOVERNMENTAL AUTHORITY.........................................  3
      1.13  GOVERNMENTAL REQUIREMENT.......................................  4
      1.14  HSR ACT........................................................  4
      1.15  KNOWLEDGE......................................................  4
      1.16  ORDINARY COURSE OF BUSINESS....................................  4
      1.17  PERSON.........................................................  4
      1.18  TAXES..........................................................  5

2.    PURCHASE AND SALE OF THE ASSETS; CLOSING DATE........................  5
      2.1   PURCHASE AND SALE; EFFECTIVE DATE..............................  5
      2.2   DELIVERY OF ASSETS AND TRANSFER DOCUMENTS......................  5
      2.3   CLOSING; CLOSING DATE..........................................  6

3.    PURCHASE PRICE.......................................................  6
      3.1   PRICE AND PAYMENT..............................................  6
      3.2   ADDITIONAL PAYMENT FOR ADJUSTED WORKING CAPITAL AND
            FIXED ASSETS AT JULY 31, 1996..................................  7
      3.3   POST-CLOSING PAYMENT FOR INTERIM ADJUSTED CONSOLIDATED
            NET INCOME.....................................................  8
      3.4   ASSUMED LIABILITIES............................................  9
      3.5   CHANGE OF NAMES OF SELLERS..................................... 12
      3.6   ALLOCATION OF PURCHASE PRICE; OTHER TAX AGREEMENTS............. 12
      3.7   ACCESS TO RECORDS.............................................. 13
      3.8   AVAILABILITY OF PURCHASER'S EMPLOYEES FOR LITIGATION........... 13

4.    REPRESENTATIONS AND WARRANTIES OF SELLERS AND
      STOCKHOLDER.......................................................... 14
      4.1   INCORPORATION.................................................. 14
      4.2   SHARE CAPITAL.................................................. 14
      4.3   FINANCIAL STATEMENTS........................................... 15
      4.4   NO UNDISCLOSED LIABILITIES..................................... 16

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      4.5   EVENTS SINCE THE BALANCE SHEET DATE............................ 16
      4.6   EMPLOYEE MATTERS............................................... 17
      4.7   CONTRACTS AND AGREEMENTS....................................... 19
      4.8   EFFECT OF AGREEMENT............................................ 21
      4.9   PROPERTIES, ASSETS AND LEASEHOLD ESTATES....................... 22
      4.10  INTANGIBLE PROPERTY............................................ 23
      4.11  SUITS, ACTIONS AND CLAIMS...................................... 24
      4.12  LICENSES AND PERMITS; COMPLIANCE WITH GOVERNMENTAL
            REQUIREMENTS................................................... 24
      4.13  AUTHORIZATION.................................................. 25
      4.14  NO UNTRUE STATEMENTS........................................... 25
      4.15  RECORDS........................................................ 26
      4.16  ACCOUNTS RECEIVABLE............................................ 26
      4.17  BROKERS AND FINDERS............................................ 27
      4.18  TELEPHONE NUMBERS.............................................. 27
      4.19  NO ROYALTIES................................................... 27
      4.20  INVENTORY...................................................... 27
      4.21  CEG ENERGY OPTIONS INC.; ENERGY SOURCE POWER, INC.............. 27
      4.22  TAXES AND GOVERNMENTAL RETURNS................................. 29
      4.23  CASH ACCOUNTS.................................................. 30

5.    REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
      PGT.................................................................. 31
      5.1   INCORPORATION.................................................. 31
      5.2   AUTHORIZATION.................................................. 31
      5.3   EFFECT OF AGREEMENT............................................ 31
      5.4   BROKERS AND FINDERS............................................ 32

6.    CONTRACTS PRIOR TO THE CLOSING DATE.................................. 32

7.    PROCEDURE REGARDING ASSIGNMENT OF CONTRACTS.......................... 34

8.    COVENANTS OF SELLERS AND STOCKHOLDER PRIOR TO
      CLOSING DATE......................................................... 35
      8.1   ACCESS TO INFORMATION.......................................... 36
      8.2   GENERAL AFFIRMATIVE COVENANTS.................................. 36
      8.3   GENERAL NEGATIVE COVENANTS..................................... 37
      8.4   DISCLOSURE OF MISREPRESENTATIONS AND BREACHES.................. 37
      8.5   GOVERNMENT FILINGS............................................. 38
      8.6   COVENANTS REGARDING CASH ACCOUNTS.............................. 38
      8.7   NO SOLICITATIONS............................................... 39
      8.8   DAMAGE TO FURNITURE, FIXTURES AND EQUIPMENT.................... 40

9.    COVENANTS REGARDING THE CLOSING...................................... 40
      9.1   COVENANTS OF SELLERS AND STOCKHOLDER........................... 40

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      9.2   COVENANTS OF PURCHASER......................................... 41
      9.3   COVENANTS REGARDING HSR ACT.................................... 41
      9.4   NONDISCLOSURE/NO HIRE AGREEMENTS............................... 42
      9.5   REPAYMENT OF SUBORDINATED DEBT................................. 42

10.   CONDITIONS TO OBLIGATIONS OF PURCHASER............................... 42
      10.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES AND
            FULFILLMENT OF COVENANTS....................................... 42
      10.2  OPINION OF COUNSEL............................................. 43
      10.3  NO GOVERNMENTAL ACTIONS........................................ 43
      10.4  NO MATERIAL ADVERSE CHANGE OR DAMAGE OR DESTRUCTION............ 43
      10.5  CONSENTS OF LENDERS/LIENS RELEASED............................. 44
      10.6  EMPLOYMENT ARRANGEMENTS AND NONDISCLOSURE/NO HIRE
            AGREEMENTS..................................................... 44
      10.7  CORPORATE APPROVAL............................................. 44
      10.8  ASSIGNMENT AND OTHER DOCUMENTS................................. 44
      10.9  BOARD OF DIRECTORS APPROVAL.................................... 45
      10.10 MANAGEMENT INFORMATION SYSTEMS OPERATION....................... 45
      10.11 DELIVERY OF REPORTS............................................ 45
      10.12 CEG WAIVER/RIGHT OF FIRST REFUSAL.............................. 46
      10.13 COMFORT LETTER................................................. 46

11.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
      AND STOCKHOLDER...................................................... 46
      11.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES AND
            FULFILLMENT OF COVENANTS....................................... 47
      11.2  DELIVERY OF PURCHASE PRICE..................................... 47
      11.3  OPINION OF COUNSEL............................................. 47
      11.4  NO GOVERNMENTAL ACTIONS........................................ 47
      11.5  ACTIONS WITH LENDERS........................................... 48
      11.6  ASSUMPTION AND OTHER DOCUMENTS................................. 48
      11.7  BOARD OF DIRECTORS APPROVAL.................................... 48

12.   SPECIAL COVENANTS REGARDING EMPLOYEES, EMPLOYEE
      BENEFIT PLANS AND TRANSFER TAXES..................................... 48
      12.1  TRANSFER OF WORK FORCE......................................... 48
      12.2  SELLERS' 401(k) PLAN........................................... 49
      12.3  EMPLOYEE BENEFIT PROVISIONS.................................... 50
      12.4. TRANSFER TAXES................................................. 55

13.   NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
      AGREEMENTS, REPRESENTATIONS AND WARRANTIES OF
      THE PARTIES.......................................................... 55

14.   INDEMNITY BY SELLERS AND STOCKHOLDER................................. 56

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      14.1  INDEMNITY BY SELLERS AND STOCKHOLDER........................... 56
      14.2  INDEMNITY BY PURCHASER AND PGT.  .............................. 57
      14.3  LIMITATIONS ON INDEMNIFICATION BY SELLERS AND
             STOCKHOLDER................................................... 58
      14.4  LIMITATIONS ON INDEMNIFICATION BY PURCHASER AND PGT.  ......... 59
      14.5  PROCEDURE.  ................................................... 59

15.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION............................ 61

16.   EXPENSES............................................................. 62

17.   FURTHER ACTIONS...................................................... 62

18.   NOTICES.............................................................. 63

19.   TERMINATION.......................................................... 64
      19.1  MUTUAL CONSENT................................................. 64
      19.2  FAILURE OF CONDITIONS.......................................... 64
      19.3  FAILURE TO AGREE ON JULY A/R RESERVE OR ALLOWANCE
            PERCENTAGE..................................................... 64
      19.4  FAILURE TO APPROVE NONCONFORMING CONTRACT...................... 64
      19.5  FAILURE TO CLOSE............................................... 65
      19.6  ACQUISITION PROPOSAL........................................... 65

20.   GENERAL PROVISIONS................................................... 65
      20.1  GOVERNING LAW; INTERPRETATION; SECTION HEADINGS................ 65
      20.2  SEVERABILITY................................................... 66
      20.3  ENTIRE AGREEMENT............................................... 66
      20.4  BINDING EFFECT................................................. 67
      20.5  ASSIGNMENT..................................................... 67
      20.6  AMENDMENT; WAIVER.............................................. 68
      20.7  GENDER; NUMBERS................................................ 68
      20.8  COUNTERPARTS................................................... 68
      20.9  TELECOPY EXECUTION AND DELIVERY................................ 68
      20.10 PUBLIC ANNOUNCEMENTS........................................... 69
      20.11 DISPUTE RESOLUTION; VENUE...................................... 69
      20.12 COVENANT REGARDING MIDWEST STORAGE RECORDS..................... 70

21.   GUARANTIES........................................................... 70
      21.1  STOCKHOLDER GUARANTY........................................... 70
      21.2  PGT GUARANTY................................................... 71

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                                   SCHEDULES

SCHEDULE 2.1A       ASSETS TO BE TRANSFERRED TO PURCHASER

SCHEDULE 2.1B       EXCLUDED ASSETS

SCHEDULE 3.2A       CALCULATION OF ADJUSTED WORKING CAPITAL AND
                    FIXED ASSETS

SCHEDULE 3.2B       INITIAL ESTIMATED ADJUSTED WORKING CAPITAL AND
                    FIXED ASSETS

SCHEDULE 3.3        INTERIM ADJUSTED NET INCOME CALCULATION

SCHEDULE 6          APPROVAL MATRIX FOR CONFORMING CONTRACTS

SCHEDULE 10.7       EMPLOYEES WITH EMPLOYMENT ARRANGEMENTS

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                                   EXHIBITS

EXHIBIT I           FORM OF GENERAL WARRANTY BILL OF SALE,
                    ASSIGNMENT OF CONTRACT RIGHTS AND ASSUMPTION
                    AGREEMENT

EXHIBIT II          FORM OF OPINION OF SELLERS' COUNSEL

EXHIBIT III         FORM OF OPINION OF PURCHASER'S COUNSEL

EXHIBIT IV          FORM OF NONDISCLOSURE/NO HIRE AGREEMENT

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
                           ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 15th day of November, 1996, by and among (i) ENERGY SOURCE CANADA, INC., an Alberta, Canada corporation ("ES Canada"), (ii) ENERGY SOURCE, INC. ("ESI" and, along with ES Canada, the "Sellers"), a Texas corporation and owner of all of the capital stock of ES Canada and Energy Source Power, Inc., (iii) EDISTO RESOURCES CORPORATION, a Delaware corporation and owner of all of the capital stock of ESI (the "Stockholder"), (iv) PACIFIC NORTHWEST GAS SYSTEM, INC., a California corporation ("Pacific Northwest"), 708559 Alberta Ltd., an Alberta, Canada corporation ("708559 Alberta" and, collectively with Pacific Northwest, the "Purchaser"), and PACIFIC GAS TRANSMISSION COMPANY, a California corporation ("PGT").
                             W I T N E S S E T H :

      WHEREAS, Sellers are the owners of all right, title and interest in and to the assets described on SCHEDULE 2.1A hereto (the "Assets"), with such Assets being all of the assets currently used in or necessary for the conduct of the natural gas marketing business and various related businesses operated by the Sellers (collectively, the "Business");

      WHEREAS, Sellers desire to sell the Assets to Purchaser, and Purchaser desires to acquire the Assets from Sellers, all pursuant to this Agreement as hereinafter provided; and

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      WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated hereby;

      NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. GENERAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

      1.1 AFFILIATE. "Affiliate" of any Person shall mean any Person Controlling, Controlled by or under common Control with such Person; provided, however, that whenever the term "Affiliate" is used with respect to Stockholder, it shall not refer to any stockholder of Stockholder (other than Trust Company of the West and any of its affiliates which hold shares of Common Stock of Stockholder, and any transferees of such shares).

      1.2 CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      1.3 COMMERCIALLY REASONABLE EFFORTS. "Commercially Reasonable Efforts" shall mean all reasonable efforts, but shall not be construed to include efforts that require the performing party to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations

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hereunder, including without limitation, the fees, expenses and disbursements of its accountants, counsel and other professionals.

      1.4 CONSISTENT WITH PAST PRACTICE. "Consistent With Past Practice", when used to describe the operation of the Business, shall mean consistent with the manner in which the Business was operated during the period from January 1, 1996 through July 31, 1996.

      1.5 CONTROL. "Control" and all derivations thereof shall mean the ability to either (i) vote (or direct the vote of) 50% or more of the voting interests in any Person or (ii) direct the affairs of another, whether through voting power, contract or otherwise.

      1.6   DAMAGES.  "Damages" is defined in SECTION 14.1 herein.

      1.7 DISCLOSURE LETTER. "Disclosure Letter" shall mean the disclosure letter delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

      1.8 EFFECTIVE DATE. "Effective Date" shall mean the Closing Date if the Closing occurs at the end of a calendar month; provided that, if the parties agree to have the Closing on a date other than at the end of a calendar month as provided in SECTION 2.3, then the Effective Date shall mean the last day of the calendar month immediately prior to the Closing Date or the month end immediately after the Closing Date, as agreed to by the parties.

      1.9 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

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      1.10 EXCLUDED ASSETS. "Excluded Assets" shall mean those assets of Sellers set forth on SCHEDULE 2.1B attached hereto which shall not be included in the Assets to be purchased by Purchaser pursuant to this Agreement.

      1.11 GAAP. "GAAP" shall mean (i) with respect to any financial statements of ESI, generally accepted United States accounting principles, and (ii) with respect to any financial statements of ES Canada, generally accepted Canadian accounting principles.

      1.12 GOVERNMENTAL AUTHORITY. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof.

      1.13 GOVERNMENTAL REQUIREMENT "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth in published form or otherwise generally made available to the public by any Governmental Authority.

      1.14 HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      1.15 KNOWLEDGE. An individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other

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matter. When used with respect to either of the Sellers or Stockholder, the term
"Knowledge" shall include only those matters that are known to Michael Y. McGovern, David J. Tudor, Jerry L. McNeill, Lisa D. Holliday, David Guebert, Grant Farris and Jeff Young.

      1.16 ORDINARY COURSE OF BUSINESS. "Ordinary Course of Business" shall mean Consistent With Past Practice and in the ordinary course of the day-to-day operations of the Business.

      1.17 PERSON. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

      1.18 TAXES. "Tax" and "Taxes" shall mean any and all income, sales, excise, franchise or other taxes imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

      2.    PURCHASE AND SALE OF THE ASSETS; CLOSING DATE.

      2.1 PURCHASE AND SALE; EFFECTIVE DATE. Subject to the terms and conditions herein contained, Sellers agree to sell, assign, transfer and deliver to Purchaser at the Closing (as hereinafter defined), and Purchaser agrees to purchase from the Sellers, effective as of the Effective Date, the Assets (as more fully described on SCHEDULE 2.1A), but excluding the Excluded Assets (as more fully described on SCHEDULE 2.1B), free and clear of any liens or encumbrances of any nature whatsoever

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(except for liens, encumbrances or obligations, if any, expressly assumed by
Purchaser hereunder), in consideration for the Purchase Price (as hereinafter defined) payable as set forth in SECTION 3. If the Closing Date and the Effective Date are different, the parties intend that the effective time of the transfer of the benefits and liabilities of the Assets and the Business shall be as of 11:59 p.m. on the Effective Date, regardless of the actual Closing Date.

      2.2 DELIVERY OF ASSETS AND TRANSFER DOCUMENTS. At the Closing, Sellers and Stockholder shall take all steps necessary to put Purchaser in possession of the Assets, free and clear of any liens or encumbrances of any nature whatsoever (except for liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder), and shall deliver to Purchaser (i) a duly executed general warranty bill of sale covering the Assets, in the form of and containing substantially the same terms and provisions as the General Warranty Bill of Sale, Assignment of Contract Rights and Assumption Agreement attached as EXHIBIT I, (ii) duly executed assignments for all patents, trademarks, trade names, copyrights and similar intangible property included in the Assets, in form and substance reasonably acceptable to Purchaser and in recordable form as appropriate, and (iii) such other duly executed transfer and release documents as Purchaser shall reasonably request to evidence the transfer of the Assets to Purchaser free and clear of any liens or encumbrances of any nature whatsoever (except for liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder). The Assets shall be divided between and transferred to Pacific Northwest and 708559 Alberta as such parties shall in writing instruct the Sellers prior to the Closing.

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
      2.3 CLOSING; CLOSING DATE. Subject to the terms and conditions herein contained, the consummation of the transactions referenced above shall take place (the "Closing") at the end of the calendar month during which the required waiting period under the HSR Act shall have ended or been earlier terminated and the conditions to each party's obligation to close have been satisfied or waived, at 10:00 a.m., local time, at the offices of Stockholder at 10375 Richmond Avenue, Suite 300, Houston, Texas, or at such other time, date and place as Purchaser and Sellers shall in writing designate; provided that, by mutual agreement of the parties, the Closing can be moved to a date other than the end of a calendar month. The date of the Closing is referred to herein as the "Closing Date".

      3.    PURCHASE PRICE.

      3.1 PRICE AND PAYMENT. Subject to SECTIONS 3.2, 3.3 AND 4.21, the aggregate consideration for the Assets is TWENTY-SIX MILLION AND NO/100 DOLLARS ($26,000,000.00) if the Effective Date is November 30, 1996, and TWENTY-FIVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($25,500,000.00) if the Effective Date is December 31, 1996 (the "Purchase Price"), payable by wire transfer to Sellers at the Closing in accordance with written instructions to be provided by Sellers.

      3.2 ADDITIONAL PAYMENT FOR ADJUSTED WORKING CAPITAL AND FIXED ASSETS AT JULY 31, 1996.

            (a) ADJUSTED WORKING CAPITAL AND FIXED ASSETS PAYMENT. At the Closing, in addition to the Purchase Price, Purchaser shall also pay to Sellers an amount equal to the sum of the Adjusted Working Capital and the Fixed Assets of Sellers as of July 31, 1996, which are defined and shall be calculated as set forth on SCHEDULE 3.2A. For the purposes of illustrating how the Adjusted Working Capital and the Fixed Assets will be calculated, the parties have

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      estimated the Adjusted Working Capital and the Fixed Assets as of July 31,
      1996 to be $21,823,000 and $2,587,000, respectively (as more fully described on SCHEDULE 3.2B), without any deduction for a reserve for doubtful accounts with respect to the Accounts Receivable of Sellers as of July 31, 1996 (the "July Receivables").

            (b) DETERMINATION OF ADJUSTED WORKING CAPITAL AND FIXED ASSETS PAYMENT. Between the date hereof and Closing, the parties shall use good faith efforts to agree on an appropriate and reasonable reserve for doubtful accounts with respect to the July Receivables (the "July A/R Reserve") for purposes of calculating the Adjusted Working Capital as of July 31, 1996, as well as all other components of Adjusted Working Capital and Fixed Assets of Sellers as of July 31, 1996. To facilitate this process, Sellers shall deliver to Purchaser five business days prior to the Closing Date a report showing all uncollected July Receivables as of five business days prior to such date (the "Uncollected July Accounts"). If the parties cannot agree within five business days after delivery of such report on the amount of the July A/R Reserve or on any component of the Adjusted Working Capital or Fixed Assets as of July 31, 1996, the parties shall have a meeting in Houston, Texas as soon as practicable after such time at which they shall use good faith efforts to reach agreement on any disputed amount. If after such meeting the parties still cannot agree on the amount of the July A/R Reserve or on any other component of Adjusted Working Capital or Fixed Assets at July 31, 1996, either Sellers or Purchaser shall have the right to terminate this Agreement.

            (c) PROCEDURES. In order to facilitate the determination of the Adjusted Working Capital and the Fixed Assets as of July 31, 1996, Sellers and Purchaser shall establish and implement after the date hereof reasonable procedures for Purchaser to review and/or audit the components of Adjusted Working Capital and Fixed Assets as of July 31, 1996. After the date hereof, Sellers shall provide to Purchaser and its representatives reasonable access to Sellers' facilities and books and records, and shall reasonably cooperate with Purchaser and its representatives, for the purpose of allowing Purchaser to review and/or audit the components of Adjusted Working Capital and Fixed Assets.

      3.3   POST-CLOSING PAYMENT FOR INTERIM ADJUSTED CONSOLIDATED NET
            INCOME.

            (a) PAYMENT FOR INTERIM ADJUSTED CONSOLIDATED NET INCOME. In accordance with the procedures set forth below, Purchaser shall determine the Interim Adjusted Consolidated Net Income of Sellers (as defined and to be calculated as set forth in SCHEDULE 3.3 in accordance with GAAP) during the period from August 1, 1996 to the Effective Date (the "Interim Period"). In addition to the payments set forth in SECTION 3.1 and SECTION 3.2, if the Interim

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      Adjusted Consolidated Net Income of Sellers for the Interim Period is
      positive, Purchaser shall pay to Sellers in cash the amount of such positive Interim Adjusted Consolidated Net Income pursuant to the procedures set forth below. If the Interim Adjusted Consolidated Net Income for the Interim Period is negative, Sellers, jointly and severally, shall pay to Purchaser in cash the amount of such negative Interim Adjusted Consolidated Net Income pursuant to the procedures set forth below. For the purposes of the Closing, the parties agree that the Interim Adjusted Consolidated Net Income shall be assumed to be zero.

            (b) DETERMINATION OF INTERIM ADJUSTED CONSOLIDATED NET INCOME. Between the date hereof and Closing, the parties shall use good faith efforts to agree on an appropriate and reasonable allowance percentage to be used to calculate the increase in allowance for doubtful accounts for purposes of SCHEDULE 3.3 (the "Allowance Percentage"). To facilitate this process, Sellers shall deliver to Purchaser five business days prior to the Closing Date a report showing all uncollected accounts receivable as of the most recent practicable date. If the parties cannot agree on the Allowance Percentage on or prior to the Closing Date, either Sellers or Purchaser shall have the right to terminate this Agreement. As soon as reasonably practicable after Closing, but not later than 60 days after the Closing Date, Purchaser shall prepare and deliver to Sellers (i) the unaudited consolidated balance sheet of Sellers as of the Effective Date (the "Effective Date Balance Sheet"), and the unaudited consolidated income statement and unaudited consolidated statement of cash flows of Sellers for the year-to-date period then ended (prepared in accordance with GAAP, including all accruals required by this Agreement whether or not previously made by the Sellers), and (ii) the calculation of Interim Adjusted Consolidated Net Income pursuant to SCHEDULE 3.3. The parties and their representatives shall have a period of sixty (60) days after the date that such financial statements are available (the "Financial Statement Availability Date"), to review and/or audit the calculation of the Interim Adjusted Consolidated Net Income (and will cooperate with each other with respect to such review and/or audit). The parties will in good faith attempt to agree on a final amount for the Interim Adjusted Consolidated Net Income.

            (c) DISPUTE RESOLUTION; ARBITRATION. If the parties cannot reach agreement regarding the final Interim Adjusted Consolidated Net Income on or before seventy-five (75) days after the Financial Statement Availability Date, any party may require any unresolved matters with respect to the Interim Adjusted Consolidated Net Income to be promptly submitted to binding arbitration in Houston, Texas by one arbitrator pursuant to the then prevailing Commercial Arbitration Rules of the American Arbitration Association (with the exception that the arbitrator shall be a person with accounting or business experience in the natural gas industry, unless otherwise agreed to by the parties, who shall be required to issue a written decision setting forth his or her

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
      conclusions and reasoning with respect to the accounting, legal or business issues involved). Upon submission of a matter to arbitration, the parties agree to expedite the process, to the maximum extent practicable, so as to conclude the arbitration proceeding within 120 days after such submission. The parties agree to fully cooperate with, and to abide by, all decisions of the arbitrator, whose decision shall be final and binding on all parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In the event of such arbitration, each party shall pay half of the costs and expenses of the arbitrator.

            Promptly after determination of the final Interim Adjusted Consolidated Net Income (whether by agreement or by arbitration), Purchaser shall, if the final Interim Adjusted Consolidated Net Income is positive, pay to Sellers the amount by which the final Interim Adjusted Consolidated Net Income is greater than zero, and Sellers shall, if the final Interim Adjusted Consolidated Net Income is negative, pay to Purchaser the amount by which the final Interim Adjusted Consolidated Net Income is less than zero.

            (d) PROCEDURES. In order to facilitate the determination of the Interim Adjusted Consolidated Net Income, commencing on the date hereof, Sellers and Purchaser shall establish and implement reasonable procedures to monitor and audit the determination of the Interim Adjusted Consolidated Net Income. During the period from the date hereof through the Closing Date, each Seller shall provide to Purchaser and its representatives reasonable access to its facilities and books and records, and shall reasonably cooperate with Purchaser and its representatives, for the purpose of monitoring and auditing the determination of Interim Adjusted Consolidated Net Income. After the Closing Date, Purchaser shall provide each Seller and its representatives reasonable access to its facilities and books and records, and shall reasonably cooperate with Sellers and their representatives, for the purpose of monitoring and auditing the determination of final Interim Adjusted Consolidated Net Income.

      3.4 ASSUMED LIABILITIES. Effective as of the Effective Date, as additional consideration for the Assets, Purchaser shall assume and agree to pay, perform or discharge when due the following obligations and liabilities of Sellers (collectively, the "Assumed Liabilities"):

            (i) the executory contracts and agreements transferred by Sellers to Purchaser under this Agreement that are (x) listed and described in PART
      4.7 OF THE DISCLOSURE LETTER and are noted thereon as items to be assumed by

      Purchaser, or (y) approved by Purchaser pursuant to the provisions of
      SECTION 6; provided that Purchaser specifically does not assume any liabilities of Sellers (A) for any material breaches by Sellers of such contracts or agreements occurring on or before the Effective Date, except to the extent of any accruals made on the Effective Date Balance Sheet with respect to any such breaches or (B) for any Taxes relating to such contracts or agreements for periods ending prior to the Effective Date, except to the extent of sales and severance Taxes accrued on the Effective Date Balance Sheet, or (C) for any damages to third parties under such contracts or agreements resulting from acts, events or omissions occurring on or before the Effective Date, except to the extent of any accruals made on the Effective Date Balance Sheet with respect to any such damages, or
      (D) for any actions of Sellers under such contracts or agreements during the period from the Effective Date to the Closing Date which constitute gross negligence or willful misconduct;

            (ii) any liabilities resulting from the actualization of volumes of gas purchased, sold or transported in transactions completed prior to the Effective Date, whether or not occurring pursuant to the contracts listed in PART 4.7 OF THE DISCLOSURE LETTER;

            (iii) all liabilities or obligations of Sellers for severance and sales Taxes to the extent accrued on the Effective Date Balance Sheet;

            (iv) all liabilities included as liabilities on the Effective Date Balance Sheet in the amounts set forth thereon, other than for any liabilities for income or franchise Taxes or general contingency reserves reflected thereon, and except as provided in Section 3.4(vi) below;

            (v) all liabilities or obligations relating to or arising out of the operation of the Business or the ownership or use of any of the Assets after the Effective Date, subject to the limitations described in clause
      (i) above (relating to which contractual obligations Purchaser shall assume) and the provisions of SECTION 4.6(c) of this Agreement (relating to any carryover liability relating to employee benefit plans); provided that Purchaser specifically does not assume any liabilities relating to or arising out of the operation of the Business or the ownership or use of any of the Assets after the Effective Date but before the Closing Date to the extent such liabilities result from the gross negligence or willful misconduct of Sellers;

            (vi) the obligations under the Loan Facility of ESI with Bank One Texas, N.A. and the obligations under the Credit Facility of ES Canada with National Bank of Canada, but only if Purchaser does not provide substitute letters of credit or other credit support necessary to obtain the release of any outstanding letters of credit on the Closing Date, as provided for in Section 11.5; and

            (vii) all liabilities or obligations of Sellers expressly assumed by Purchaser in SECTION 12 relating to employees and employee benefit plans of Sellers.

Except as specifically set forth in this SECTION 3.4, Purchaser shall not assume, and shall not be treated as having assumed, any liability or obligation of Sellers of any nature whatsoever.

      3.5 CHANGE OF NAMES OF SELLERS. Immediately after the Closing, Sellers shall cease using the names, "Energy Source, Inc.", "Energy Source Canada, Inc.", "Energy Source", "Energy Source Power" and "EnerSource" and all derivations thereof (collectively, the "Energy Source Names"), and as soon as possible after the Closing, Sellers will take all actions necessary to change their corporate names to names other than the Energy Source Names or a derivation thereof. Sellers and Stockholder covenant and agree that after the Closing they will not, directly or indirectly, use the Energy Source Names or any derivation thereof in connection with any business enterprise.

      3.6 ALLOCATION OF PURCHASE PRICE; OTHER TAX AGREEMENTS. The total consideration for the Assets (including the Assumed Liabilities) shall be allocated among the Assets by the parties hereto in accordance with applicable regulations of the Internal Revenue Service and Revenue Canada prior to the Closing. The parties hereto agree to file a Form 8594 with the Internal Revenue Service, and any comparable form required to be filed with Revenue Canada, and to file their respective tax returns consistent with the allocations as so agreed to by the parties.

      The parties hereto agree that ES Canada and a designated subsidiary or Affiliate of Purchaser shall (i) be registrants under the Canadian Goods and Services Tax (GST) system prior to the Effective Date, and (ii) make a joint election under ss.167(1) of the Canadian Excise Tax Act to have no GST payable with respect to the acquisition of the Assets of ES Canada described in Schedule 2.1A. The parties hereto also agree that the purchase of the Assets qualifies as an occasional sale under ss.151.304 of the Texas Tax Code and is exempt from sales and use tax imposed by the State of Texas with respect to the acquisition of the Assets of ESI described in Schedule 2.1A.

      3.7 ACCESS TO RECORDS. Purchaser agrees, for a period of three (3) years after the Closing Date, or such longer period if mandatory or prudent in accordance with the record retention practices of similarly situated businesses, to use Commercially Reasonable Efforts to preserve and protect, or, in the event Purchaser wishes to destroy or discard such items, offer to surrender to Sellers, all books and records of Sellers for the three years prior to the Effective Date, and provide to the officers, employees and authorized representatives of Sellers, reasonably free and full access to such books and records for legitimate business purposes, including the preparation of Stockholder's financial statements for periods prior to the Effective Date, the completion by Stockholder's independent auditors of their audit of such financial statements, and the preparation and completion of tax returns for all periods prior to the Effective Date. Purchaser further agrees that such officers, employees and authorized representatives of Sellers shall be free to make copies of and to take notes from such books and records at Sellers' expense.

      3.8 AVAILABILITY OF PURCHASER'S EMPLOYEES FOR LITIGATION. Purchaser will, after the Closing Date, (i) cooperate fully in providing to Sellers or its authorized representatives information reasonably deemed necessary to prosecute or defend any third-party litigation, claim or governmental investigation or proceeding relating to the operation of the Business by Sellers prior to the Effective Date, and (ii) provide and make available, on a reasonable basis the services of employees and agents of Purchaser to participate in the preparation and prosecution or defense of such litigation, claim or governmental investigation or proceeding (for purposes such as document production, answers to discovery requests, depositions and testimony at trial or other proceeding); provided that nothing herein will obligate Purchaser to take actions that would unreasonably disrupt the normal operations of the Business. Sellers agree to pay Purchaser promptly upon request
(i) for all direct, reasonable out-of-pocket expenses incurred by Purchaser in providing such assistance under this SECTION 3.8 and (ii) to the extent that any employees of Purchaser provide assistance under clause (ii) above, a per hour charge for the time expended by such employees (to be computed as 150% of the base salary, on an hourly basis, of the employees involved).

      4.    REPRESENTATIONS AND WARRANTIES OF SELLERS AND
STOCKHOLDER. Sellers and Stockholder, jointly and severally, represent and warrant to Purchaser and PGT as follows:

      4.1 INCORPORATION. ESI, ES Canada and Stockholder are corporations duly organized, validly existing and in good standing under the laws of the State of Texas, the Province of Alberta, Canada, and the State of Delaware, respectively, and each has full corporate power and authority to conduct its business as it is now being conducted and to own or use the Assets presently owned or used by it.
PART 4.1 OF THE DISCLOSURE LETTER sets forth a complete list of all jurisdictions in which each Seller is qualified as a foreign corporation, and each Seller is in good standing in each of such jurisdictions. There has not been any claim by any other jurisdiction to the effect that either Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein in order to carry on the Business as now conducted or to own, lease or operate the Assets.

      4.2 SHARE CAPITAL. Stockholder owns all of the outstanding capital stock of ESI, and there are no options, rights or other grants currently outstanding for the acquisition or purchase of any shares of the capital stock of ESI. ESI owns all of the outstanding capital stock of ES Canada, and there are no options, rights or other grants currently outstanding for the acquisition or purchase of any shares of the capital stock of ES Canada.

      4.3 FINANCIAL STATEMENTS. Sellers have delivered to Purchaser copies of the following financial statements for Sellers, all of which are included in
PART 4.3 OF THE DISCLOSURE LETTER:

            (a) Unaudited Balance Sheet of each Seller (the "Reference Balance Sheets") as of July 31, 1996 (the "Balance Sheet Date"), and Unaudited Income Statement and Unaudited Statement of Cash Flows of each Seller for the seven-month period ended on the Balance Sheet Date; and

            (b) Unaudited Balance Sheet of each Seller as of June 30, 1996, and Unaudited Income Statement and Unaudited Statement of Cash Flows of each Seller for the six-month period ended on June 30, 1996; and

            (c) Unaudited Balance Sheet of each Seller as of August 31, 1996, and Unaudited Income Statement and Unaudited Statement of Cash Flows of each Seller for the eight-month period ended on August 31, 1996; and

            (d) Unaudited Balance Sheet of each Seller as of September 30, 1996, and Unaudited Income Statement and Unaudited Statement of Cash Flows of each Seller for the nine-month period ended on September 30, 1996; and

            (e) Audited Balance Sheet of each Seller as of December 31, 1995, and the Audited Income Statement and Audited Statement of Cash Flows of each Seller for the year ended December 31, 1995, together with the notes to such statements.

Such financial statements (and those subsequently supplied to Purchaser pursuant to SECTION 8.2(J)), (i) present and will present fairly the financial condition, results of operations and cash flows of Sellers as of the dates and for the periods indicated thereon, and (ii) have been and will be prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from those set forth in the audited financial statements of Sellers as of December 31, 1995). The Sellers have disclosed to Purchaser that while ESI and ES Canada use the accrual method of accounting for financial instruments, Energy Trading, Inc., which was merged into ESI effective March 1, 1996, used the mark to market method of accounting for financial instruments.

      4.4 NO UNDISCLOSED LIABILITIES. Except as set forth in PART 4.4 OF THE DISCLOSURE LETTER, the Reference Balance Sheets reflect, and the balance sheets subsequently supplied to Purchaser pursuant to SECTION 8.2(J) will reflect, all liabilities, debts and obligations of any nature of each respective Seller (whether accrued, absolute, contingent or otherwise), including, but not limited to, liabilities, debts or obligations on account of Taxes, to the extent such items are required to be reflected on such balance sheets under GAAP, except for current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

      4.5 EVENTS SINCE THE BALANCE SHEET DATE. Except as set forth in PART 4.5 OF THE DISCLOSURE LETTER, since the Balance Sheet Date, there has not been:

            (a) any material adverse change in the condition (financial or otherwise) or in the properties, assets, liabilities, business or prospects of the Business, except normal and usual changes in the Ordinary Course of Business, none of which has been materially adverse and all of which in the aggregate have not been materially adverse, and except for any losses reflected on any income statement of Sellers listed in clauses
      (a) through (e) of Section 4.3;

            (b) any labor trouble, strike or any other similar occurrence, event or condition affecting the employees of either Seller that materially and adversely affects the condition (financial or otherwise) of the Assets or the Business;

            (c) any material breach or default by either Seller or, to the Knowledge of Sellers and Stockholder, by any other party, under any agreement or obligation included in the Assets or by which any of the Assets are bound;

            (d) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the furniture, fixtures and equipment (including records and computer systems) of Sellers, taken as a whole;

            (e) to the Knowledge of Sellers and Stockholder, any legislative or regulatory enactment, order, decision or other pronouncement that materially and adversely affects the Assets or the Business;

            (f) except for any losses reflected on any income statement of Sellers listed in clauses (a) through (e) of Section 4.3, any material adverse change in the sales, revenue or net income of the Business;

            (g) any transaction related to or materially affecting the Assets or the Business other than transactions in the Ordinary Course of Business; or

            (h) any other occurrence, event or condition that has had (or can reasonably be expected to have) a material and adverse effect on the Assets or the Business.

      4.6 EMPLOYEE MATTERS. PART 4.6A OF THE DISCLOSURE LETTER contains a true and complete list of each employee of each Seller utilized in connection with the operation of the Business and the current annual base salary or base wages, incentive payments, and all other compensation paid by each Seller to each such employee:

            (a) IDENTIFICATION OF PLANS. PART 4.6B OF THE DISCLOSURE LETTER contains a complete and accurate list of (1) all employee benefit plans as defined in Section 3(3) of ERISA and (2) all other employee benefit agreements or arrangements, including, but not limited to, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, vacation policies and other similar plans, agreements and arrangements that are currently in effect, or have been approved before this date but are not yet effective, for the benefit of directors, officers, employees, or former employees (or beneficiaries of them) of each Seller.

            As to each plan, agreement or arrangement listed in PART 4.6B TO THE DISCLOSURE LETTER, Sellers and Stockholder have delivered to Purchaser, as applicable, a complete and accurate copy of (1) the plan, agreement or arrangement, (2) the trust, group annuity contract or other contract pursuant to which benefits are funded or paid, (3) the most recent annual Form 5500, 990 and 1041 reports, (4) the most recent actuarial report or valuation statement, if any, (5) the most current summary plan description, booklet, or other descriptive written materials, and each summary of material modifications prepared after the last summary plan description, (6) the most recent Internal Revenue Service determination letter and all rulings or determinations requested from the Internal Revenue Service after the date of that determination letter, and (7) all other correspondence from the Internal Revenue Service or the Department of Labor with respect to any matter, audit or inquiry that is still pending.

            (b) EDISTO RESOURCES CORPORATION PROFIT SHARING PLAN & TRUST. The Edisto Resources Corporation Profit Sharing Plan & Trust (the "Sellers' 401(k) Plan") amendment and restatement that was adopted on December 5, 1995, has been filed with the appropriate Key District Office of the Internal Revenue Service in a Form 5307 determination request application within the remedial amendment period applicable to the amendment and restatement. There are no pending, or to the Stockholder's or Seller's Knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against the Sellers' 401(k) Plan or its related trust. Except as set forth in PART 4.6B OF THE DISCLOSURE LETTER, no facts have occurred that if known by the Internal Revenue Service could cause disqualification of the Sellers' 401(k) Plan. Within the three year period ending on the Closing Date, no employee of any entity that has not specifically adopted the Sellers' 401(k) Plan, including, but not limited to Energy Source Canada, Inc., Edisto Tunisia, Ltd., Mint Holding Company, Convest Energy Corporation or CEG Energy Options, Inc. has had, or under the terms of the Sellers' 401(k) Plan has been entitled to have, allocations made on his behalf while he was employed by such entity.

            (c) NO CARRYOVER LIABILITY. Except to the extent Purchaser has expressly assumed liabilities or obligations of Sellers pursuant to SECTIONS 12.2

      OR 12.3(c), (d), (e) AND (G), the consummation of this Agreement (and the employment by the Purchaser of former employees of each Seller) will not result in any carryover liability to the Purchaser for taxes, penalties, interest or any other claims resulting from any employee pension benefit plan, employee welfare benefit plan, or other employee benefit agreement or arrangement listed in PART 4.6B OF THE DISCLOSURE LETTER, provided that this subsection (c) shall not affect Purchaser's obligation to pay those liabilities described in SECTION 3.4 of this Agreement.

            (d) ABSENCE OF CERTAIN LIABILITIES. None of the Stockholder, either Seller, or any entity (whether or not incorporated) that was at any time during the six years before the Closing Date treated as a single employer together with the Stockholder or either Seller under Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. None of the Stockholder, either Seller, or any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with the Stockholder or either Seller under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During the last six years, neither of the Sellers has maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code. All group health plans listed in Part 4.6B of the Disclosure Letter maintained by either or both of the Sellers have been operated in material compliance with Section 4980B(f) of the Code. With respect to any entity (whether or not incorporated) that is both treated as a single employer together with either of the Sellers under Section 414 of the Code and located outside of the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity, except where such failure to be in compliance would not, either individually or in the aggregate, have a material adverse effect on either of the Sellers.

            (e) NO RETIREE MEDICAL OBLIGATIONS. Except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, none of the plans or arrangements listed in PART 4.6B OF THE DISCLOSURE LETTER to this Agreement provides for the continuation of medical benefits for any participant, or dependent of a participant, after the severance of the employment relationship between the participant and either of the Sellers.

            (f) CONTRACTS RELATING TO SELLERS' EMPLOYEE BENEFIT PLANS. PART 4.6C OF THE DISCLOSURE LETTER contains a complete and accurate list of all insurance contracts, recordkeeping agreements and administrative agreements that are currently in effect with respect to the plans and arrangements listed in PART 4.6B OF THE DISCLOSURE LETTER. Sellers and Stockholder have delivered to Purchaser a complete copy of each instrument listed in PART 4.6C TO THE DISCLOSURE LETTER.

      4.7 CONTRACTS AND AGREEMENTS. PART 4.7 OF THE DISCLOSURE LETTER sets forth, as of five business days prior to the date hereof, a true and complete list of and briefly describes (including termination date) all of the following contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, that relate to the Assets or the Business (including all amendments, supplements and modifications thereto):

            (a) all contracts, agreements or commitments in respect of the sale, purchase or transport of natural gas, except those entered into in the Ordinary Course of Business involving payments or receipts by ESI of less than $250,000, and payments or receipts by ES Canada of less than $200,000;

            (b) all sales, agency or distributorship agreements or franchises or legally enforceable commitments or obligations with respect thereto;

            (c) all collective bargaining agreements, union agreements, employment agreements, consulting agreements or agreements providing for the services of an independent contractor;

            (d) all loan or credit agreements, indentures, guarantees (other than endorsements made for collection), mortgages, pledges, conditional sales or other title retention agreements, and all equipment financing obligations, lease and lease-purchase agreements relating to or affecting the Assets or the Business;

            (e) all leases, licenses and similar agreements related to the Assets or the Business;

            (f) all performance bonds, bid bonds, surety bonds and the like, all contracts and bids covered by such bonds, and all letters of credit and guaranties;

            (g) all consent decrees and other judgments, decrees or orders, settlement agreements and agreements relating to competitive activities, requiring or prohibiting any future action;

            (h) all contracts or agreements of any nature with Stockholder, or any Affiliate of Stockholder;

            (i) all contracts, commitments and agreements entered into outside the Ordinary Course of Business; and

            (j) all other contracts, agreements or legally enforceable commitments relating to or affecting the Assets or the Business involving payments or receipts by ESI in excess of $50,000, or payments or receipts by ES Canada in excess of $25,000.

All of such contracts, agreements, leases, licenses, plans, arrangements, and commitments (and all other such items included in the Assets but not specifically described above) (collectively, the "Contracts") are valid, binding and in full force and effect in accordance with their terms and conditions and, except as set forth in PART 4.7 OF THE DISCLOSURE LETTER, there is no existing material default thereunder or material breach thereof by either Seller, or, to the Knowledge of Sellers and Stockholder, by any other party to the Contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a material default by either Seller, or, to the Knowledge of Sellers and Stockholder, by any other party to the Contracts; provided that differences of volumes between nominations and actual volumes either purchased or sold within industry norms shall not be considered to be material breaches. Substantially all of the Contracts require the consent of, or notice to, the other contracting party to be able to assign the Contracts to the Purchaser. To the Knowledge of Sellers and Stockholder, the Contracts can be fulfilled or performed by Purchaser with the Assets on time without undue or unusual expenditure of money or effort. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts listed in PART 4.7 OF THE

DISCLOSURE LETTER are available for inspection and copying by the Purchaser at the respective offices of ESI and ES Canada, and such copies and descriptions are true, complete and accurate and include all amendments, supplements or modifications thereto. Sellers have delivered to Purchaser (i) true and correct copies of all standard forms of contracts used for the sale or purchase of natural gas, (ii) the mark-to-market position report of Sellers as of a date not more than two business days prior to the date hereof, and (iii) the draft Trading Policies & Procedures Manual, dated November 7, 1996, of Sellers (the "Trading Manual"). Such mark-to-market position report accurately sets forth, as of such date, the open positions of the financial and physical contracts of Sellers marked to current market prices. The terms of all outstanding offers and tenders by either Seller for the sale, purchase or transport of natural gas that, with either the passage of time or the acceptance by the other party, could be converted into an obligation of Sellers, are within the limitations of the Approval Matrix set forth in SCHEDULE 6.

      4.8 EFFECT OF AGREEMENT. Except for those matters listed in PART 4.8 OF THE DISCLOSURE LETTER and requirements to obtain consents from (or give notice to) third parties for the assignment of certain Contracts, and subject to the fulfillment of the requirements of the HSR Act, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of, or constitute a default under, the Articles or Certificate of Incorporation or other charter documents or bylaws of Sellers or Stockholder, or any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which either Seller or Stockholder is now a party or by which either Seller or Stockholder or any of their properties or assets may be bound or affected; (ii) result in any violation of any Governmental Requirement applicable to ESI, ES Canada, Stockholder, the Assets or the Business; (iii) cause Purchaser to lose the benefit of any right or privilege included in the Assets (other than as disclosed in SECTION 4.21(a)); (iv) relieve any Person of any obligation (whether contractual or otherwise) or enable any Person to terminate any such obligation or any right or benefit enjoyed by either Seller or to exercise any right under any agreement in respect of the Assets or the Business; or (v) require notice to or the consent, authorization, approval or order of any Person.

      4.9 PROPERTIES, ASSETS AND LEASEHOLD ESTATES. Each Seller owns or has the right to use (pursuant to a valid lease or license disclosed in PART 4.7 OF THE DISCLOSURE LETTER) all operating assets and properties necessary for such Seller to conduct the Business in the manner presently conducted by such Seller, and, except for the Excluded Assets, all of such operating assets and properties (or, in the case of leased or licensed assets, the leases and licenses covering such assets) are included in the Assets. PART 4.9 OF THE DISCLOSURE LETTER sets forth a list of the furniture, fixtures and equipment of the Sellers on the date hereof. Except as disclosed in PART 4.9 OF THE DISCLOSURE LETTER, each Seller has good and marketable title to its respective Assets, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, options, restrictions and encumbrances of any nature whatsoever. The equipment and other tangible properties included in the Assets and the tangible property leased by either Seller under leases included in the Assets are in good operating condition and repair, normal wear and tear excepted, except for ordinary, routine maintenance and repairs that are not material in nature or cost, and are sufficient for the continued conduct of the Business as now conducted. The Assets include all existing warranties and service contracts with respect to any of the Assets to the extent the same are capable of being assigned to Purchaser. During the past two years, there has not been any significant interruption of the Business due to the breakdown or inadequate maintenance of any of the Assets. All equipment and other tangible properties included in the Assets, and the present use of all such items, conform in all material respects to all applicable Governmental Requirements, and no notice of any violation of any such Governmental Requirements relating to the Assets or their use has been received by either Seller.

      4.10 INTANGIBLE PROPERTY. Except as set forth on PART 4.10 OF THE DISCLOSURE LETTER, the operation of the Business as now conducted by Sellers does not require the use of or consist of any rights under any patents, inventions, trademarks, trade names, brand names, service marks or copyrights. Each Seller owns, or holds a valid license for the use of (pursuant to a license described on PART 4.7 OF THE DISCLOSURE LETTER) and, except as disclosed in PART
4.10 OF THE DISCLOSURE LETTER, has the full and exclusive right to use, in the United States and globally, in connection with the Business, all of the items listed on PART 4.10 OF THE DISCLOSURE LETTER, which items are in full force and effect except as disclosed thereon. Neither Seller has transferred, encumbered or licensed to any Person any rights to own or use any portion of the items listed in PART 4.10 OF THE DISCLOSURE LETTER or any other intangible property included in the Assets. None of (i) the items listed in PART 4.10 OF THE DISCLOSURE LETTER, (ii) any other intangible property included in the Assets, or
(iii) the operation of the Business as
presently conducted, violates or infringes upon any patents, inventions, trademarks, trade names, brand names, service marks or copyrights owned by others. To the Knowledge of Sellers and Stockholder, none of the items listed in
PART 4.10 OF THE DISCLOSURE LETTER or any other intangible property included in the Assets is being infringed upon by any Person.

      4.11 SUITS, ACTIONS AND CLAIMS. Except as set forth in PART 4.11 OF THE DISCLOSURE LETTER, (i) there are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of Sellers or Stockholder, threatened, by or against or affecting either of the Sellers or any of the Assets or the Business, or which question the validity or legality of the transactions contemplated hereby, before or by any court or any Governmental Authority, nor, to the Knowledge of Sellers or Stockholder, is there any basis or grounds for any of the foregoing, and (ii) there is no outstanding order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitrator against or affecting either of the Sellers or any of the Assets or Business.

      4.12  LICENSES AND PERMITS; COMPLIANCE WITH GOVERNMENTAL
REQUIREMENTS. PART 4.12 OF THE DISCLOSURE LETTER sets forth a true and complete list of all licenses, certificates and permits issued by a Governmental Authority to either of the Sellers that are necessary for the conduct of the Business. Except as disclosed in PART 4.12 OF THE DISCLOSURE LETTER, such licenses, certificates and permits are validly issued to the applicable Seller in such Seller's name, and are in full force and effect and included in the Assets. True and correct copies of all such licenses, certificates and permits have been delivered to the Purchaser. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the

Knowledge of Sellers and Stockholder, threatened seeking the revocation or limitation of any of such licenses, certificates or permits. Each Seller has complied in all material respects with all Governmental Requirements applicable to its respective business, and all Governmental Requirements with respect to the distribution and sale of products and services by it.

      4.13 AUTHORIZATION. Each of the Sellers and Stockholder has full legal right, power, and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by them. The execution and delivery of this Agreement by Sellers and Stockholder and the performance by each of them of the transactions contemplated herein have been duly and validly authorized by all requisite corporate action of each Seller and Stockholder, and this Agreement has been duly and validly executed and delivered by each Seller and Stockholder and is the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity; provided that as specifically set forth herein, the obligation of Sellers to consummate the transactions contemplated hereby is (among other conditions) subject to approval of this Agreement and the transactions contemplated hereby by Stockholder's board of directors.

      4.14 NO UNTRUE STATEMENTS. The representations and warranties of Sellers and Stockholder set forth in this Agreement and the Disclosure Letter, or in any certificates or other documents delivered pursuant hereto, do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the representations and warranties made herein and in the Disclosure Letter, or in any certificates or other documents delivered pursuant hereto, not misleading. To the Knowledge of Sellers and Stockholder, there is no fact that has specific application to the Sellers (other than general economic or industry conditions) that is not disclosed to Purchaser in this Agreement or the Disclosure Letter that materially and adversely affects or, so far as each Seller or Stockholder can now reasonably foresee, materially and adversely threatens, the Assets or the Business, taken as a whole, the financial condition of Sellers, or the ability of Sellers or Stockholder to perform their obligations under this Agreement.

      4.15 RECORDS. The books, records and minutes kept by each Seller with respect to the Assets and the Business, including, but not limited to, all customer files, purchase agreements, sale agreements, licenses, permits, leases, correspondence and historic accounting and financial data of each Seller, are complete and correct in all material respects and have been maintained in accordance with sound business practices, and (except for the specific records listed on SCHEDULE 2.1B as Excluded Assets) are included in the Assets. Sellers have made the corporate minute books of Sellers available to Purchaser for inspection.

      4.16 ACCOUNTS RECEIVABLE. All notes and accounts receivable of Sellers that are reflected on the Reference Balance Sheets, or that will be reflected on the balance sheets of Sellers as of the Effective Date ("Accounts Receivable") have arisen, or will have arisen, in the Ordinary Course of Business. Neither Seller has factored or discounted or agreed to factor or discount any Accounts Receivable. The reserve on the Reference Balance Sheets has been established, and the reserve on the balance sheets of Sellers as of the Effective Date will be established, in accordance with GAAP. PART 4.16 OF THE DISCLOSURE LETTER sets forth a true, correct and complete list of all Accounts Receivable written off by either of the Sellers, in whole or in part, as uncollectible since January 1, 1995. PART 4.16 OF THE DISCLOSURE LETTER also sets forth a true, correct and complete list and aging of the Accounts Receivable of each respective Seller (which includes only such Accounts Receivable for which invoices have been issued), as reflected on the most recent balance sheet delivered as of the date hereof and reduced by cash receipts received and posted since such balance sheet date.

      4.17 BROKERS AND FINDERS. Except for Petrie Parkman & Co., Inc., the fees and commissions of which are solely the responsibility of the Sellers and Stockholder, no broker or finder has acted for either of the Sellers or Stockholder in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of either of the Sellers or Stockholder.

      4.18 TELEPHONE NUMBERS. All telephone numbers used by either of the Sellers in connection with the Business are included in the Assets and are fully transferable to Purchaser.

      4.19 NO ROYALTIES. No royalty or similar item or amount is being paid or is owing by either of the Sellers, nor is any such item accruing, with respect to the operation, ownership or use of the Business or the Assets.

      4.20 INVENTORY. Except as disclosed in PART 4.20 OF THE DISCLOSURE LETTER, each Seller has good and marketable title to all of its respective inventories of natural gas, including, without limitation, gas located in storage facilities, arising by virtue of imbalances or otherwise, and all of such inventory is of a grade, quality and deliverability as to be merchantable in the Ordinary Course of Business. The aggregate amount of natural gas inventory owned by Sellers as of July 31, 1996 (excluding any gas of Sellers stored in the storage facility operated by Midwest Storage, Inc.) is located at the locations and in the amounts set forth in PART 4.20 OF THE DISCLOSURE LETTER.

      4.21  CEG ENERGY OPTIONS INC.; ENERGY SOURCE POWER, INC.

      (a) ES Canada owns 49% of the outstanding capital stock of CEG Energy Options Inc., a Saskatchewan corporation ("CEG"). To the Knowledge of Sellers and Stockholder, no facts or circumstances exist that materially and adversely affect the condition (financial or otherwise) or the properties, assets, liabilities, business or prospects of CEG, except normal and usual changes in the Ordinary Course of Business and general economic and industry conditions. CEG Energy Products Ltd. ("CEG Products") owns 51% of the outstanding capital stock of CEG. Upon the occurrence of certain events, including a change of control of ES Canada, CEG Products has an option to purchase the capital stock of CEG held by ES Canada as more fully set forth in that certain Unanimous Shareholders Agreement, dated June 8, 1994, a true and correct copy of which, including all amendments thereto, has been delivered to Purchaser. If such option is exercised, the funds payable by CEG Products for the CEG stock will be paid to Stockholder, and the Purchase Price will be reduced by the amount received by Stockholder from CEG Products. There are no outstanding options, rights or other grants for any Person to acquire any capital stock of CEG. To the Knowledge of Sellers and Stockholder, the financial statements of CEG at December 31, 1995 and June 30, 1996 that are attached to PART 4.21A OF THE DISCLOSURE LETTER have been prepared in accordance with GAAP, and present fairly the financial condition and results and operations of CEG as of the dates and for the periods indicated thereon.

      (b) ESI owns all of the outstanding capital stock of Energy Source Power, Inc. ("ESP"), a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and there are no outstanding options, rights or other grants for any Person to acquire any capital stock of ESP. ESP has not had, and does not currently have, any ongoing business operations, nor does it have any outstanding contractual obligations. ESP has full corporate power and authority to conduct its business as it is now being conducted and to own or use the Assets presently owned or used by it. ESP is not qualified as a foreign corporation in any state. There has not been any claim by any other jurisdiction to the effect that ESP is required to qualify or otherwise be authorized to do business as a foreign corporation therein in order to carry on its business as now conducted or to own, lease or operate its assets. ESP has no liabilities other than those reflected on the latest balance sheet included in PART 4.21B OF THE DISCLOSURE LETTER. ESP holds a valid license issued by the Federal Energy Regulatory Commission for the sale of electrical power, as such license is more fully described in PART 4.21C OF THE DISCLOSURE LETTER hereto.

      4.22 TAXES AND GOVERNMENTAL RETURNS. As of the date hereof, the Sellers have filed or caused to be filed all Tax returns, information returns and governmental reports (collectively, "Tax Returns") that are or were required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection, or payment of any Taxes. The Sellers have paid, or made provision for the payment of, all Taxes shown to be due and payable on such Tax Returns, or on any assessments received by the Sellers, except such Taxes, if any, that are listed in PART 4.22 OF THE DISCLOSURE LETTER, are being contested in good faith and as to which adequate reserves have been provided on the Sellers' books. All such Tax Returns have been properly and accurately compiled and completed, and reflect all Tax liabilities of each of the Sellers for the periods covered by such Tax Returns. The charges, accruals, and reserves with respect to Taxes on the Reference Balance Sheets are adequate (as determined in accordance with GAAP) and are at least equal to the Sellers' liability for Taxes. Except as disclosed in PART 4.22 OF THE DISCLOSURE LETTER, the Tax Returns of either of the Sellers or that include either Seller have not been audited since January 1, 1995, and are not now under audit by any Governmental Authority. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes of any nature against either Seller or with respect to any Tax Return filed by either of the Sellers or that include either Seller, or any suits or other actions, proceedings, investigations or claims now pending or, to the Knowledge of Sellers or Stockholder, threatened against either Seller with respect to any Taxes or any matters under discussion with any Governmental Authority relating to any Taxes, or any claims for additional Taxes asserted by any Governmental Authority. Neither of the Sellers nor ESP is a party to any allocation or sharing agreement regarding Taxes or amounts in lieu of Taxes. Any agreement to which the Sellers or ESP are a party regarding allocation or payment of

Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing Date.

      4.23 CASH ACCOUNTS. PART 4.23A OF THE DISCLOSURE LETTER sets forth a list of all financial accounts in which Sellers maintain balances of cash or cash equivalents, including, but not limited to, all bank accounts, brokerage accounts and margin accounts (the "Cash Accounts"), and the name of each person who has disbursement authority with respect to each Cash Account. As of July 31, 1996, all cash and cash equivalent amounts reflected on the Reference Balance Sheets of Sellers as of July 31, 1996 were held in the Cash Accounts, other than any checks on hand, that had just been received, or any amounts that may have been in transit. All receipts by Sellers with respect to the Business from the period beginning August 1, 1996 through the date hereof have been deposited in the Cash Accounts. Except for payments made pursuant to obligations, liabilities or commitments disclosed in PART 4.23B OF THE DISCLOSURE LETTER, during the period from August 1, 1996 through the date hereof, (i) all disbursements made from the Cash Accounts relate to expenditures incurred in the Ordinary Course of Business, (ii) no dividends have been either declared or paid by Sellers or ESP, and (iii) no disbursements have been made by Sellers or ESP to any Affiliates of Sellers or ESP other than for services provided or goods purchased in the Ordinary Course of Business.

      5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PGT. Purchaser and PGT, jointly and severally, represent and warrant to Sellers and Stockholder as follows:

      5.1 INCORPORATION. Pacific Northwest and PGT are corporations duly organized, validly existing and in good standing under the laws of the State of California, and 708559 Alberta is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, Canada.

      5.2 AUTHORIZATION. Each of Purchaser and PGT has full legal right and corporate power to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by each of them. This Agreement has been duly executed and delivered by each of Purchaser and PGT and is a legal, valid and binding obligation of each of them, enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity; provided that, as specifically set forth herein, the obligations of Purchaser and PGT to consummate the transactions contemplated hereby are (among other conditions) subject to approval of this Agreement and the transactions contemplated hereby by the boards of directors of PGT and Pacific Gas and Electric Company.

      5.3 EFFECT OF AGREEMENT. Subject to the fulfillment of the requirements of the HSR Act, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or other charter documents or bylaws of Purchaser or PGT, or any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which either Purchaser or PGT is now a party or by which either Purchaser or PGT or any of their properties or assets may be bound or affected; (ii) result in any violation of any Governmental Requirement applicable to Purchaser or PGT; or (iii) require notice to or the consent, authorization, approval or order of any Person, except for approval of this Agreement and the transactions contemplated hereby by the boards of directors of PGT and Pacific Gas and Electric Company.

      5.4 BROKERS AND FINDERS. No broker or finder has acted for Purchaser or PGT in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or PGT.

      6. CONTRACTS PRIOR TO THE CLOSING DATE. During the period commencing five business days prior to the date of this Agreement and ending on the Closing, each Seller may enter into such contracts (or amend contracts existing as of such date) as it, in its sole discretion, shall deem appropriate; however, Purchaser shall not be required to assume any contracts entered into or amended by either of the Sellers on or after the date that is five business days prior to the date of this Agreement unless (i) such contracts are listed in PART 4.7 OF THE DISCLOSURE LETTER or (ii) such contracts are approved or deemed approved pursuant to the following provisions of this SECTION 6:

            (a) All contracts entered into by Sellers with respect to the Business during the period commencing five business days prior to the date of this Agreement and ending on the Closing that are within the Approval Matrix set forth in SCHEDULE 6 ("Conforming Contracts") shall be deemed to be automatically approved by Purchaser, and, subject to the provisions of
      SECTION 7, shall be included in the Assets to be transferred to, and the Contracts to be assumed by, Purchaser hereunder. Two days prior to Closing, each Seller shall deliver to Purchaser a list of all its Conforming Contracts entered into through five business days prior to such date, and at the Closing, each Seller shall deliver to Purchaser an updated list of all its Conforming Contracts entered into through five business days prior to the Closing Date, and such list of Conforming Contracts shall be an update of PART 4.7 OF THE DISCLOSURE LETTER; provided that such lag time periods for providing the lists of Conforming Contracts set forth above shall be subject to reasonable extension (but no more than two business days) if the Closing Date is within three business days of ESI's bid week or a national U.S. holiday (such as Thanksgiving).

            (b) With respect to all contracts entered into by Sellers with respect to the Business during the period commencing five business days prior to the date of this Agreement and ending on the Closing that do not meet the requirements set forth in SCHEDULE 6 ("Nonconforming Contracts"), ESI or ES Canada, as the case may be, shall promptly notify in writing a representative of Purchaser designated in writing of all material details of each Nonconforming Contract, and upon the request of such representative, shall deliver to Purchaser a copy of each Nonconforming Contract. Purchaser shall promptly notify such Seller in writing of its approval or disapproval of each Nonconforming Contract presented to Purchaser as set forth above. Purchaser shall not unreasonably withhold or delay approval of any Nonconforming Contract entered into by either Seller in the Ordinary Course of Business. Each Nonconforming Contract approved in writing by Purchaser (whether such approval is obtained before or after such Seller enters into the contract) shall be included, subject to the provisions of SECTION 7, in the Assets to be transferred to, and the Contracts to be assumed by, Purchaser hereunder. If a Nonconforming Contract is not approved by Purchaser after submission in accordance with the procedures set forth above, Sellers and Stockholder shall have the right to terminate this Agreement. Each Nonconforming Contract that is not approved in writing by Purchaser shall not be included in the Assets, shall not be assumed by Purchaser, and shall remain the sole obligation of such Seller.

            (c) Purchaser shall reasonably cooperate with Sellers in implementing the approval process described in SECTION 6(b) to minimize any disruption in Sellers' business, including, but not limited to, providing at reasonable and appropriate times a representative on site at ESI's business premises in Houston, Texas for the purpose of approving and disapproving Nonconforming Contracts. Two days prior to the Closing, each Seller will deliver to Purchaser a list of all Nonconforming Contracts entered into by such Seller through the prior day, and at Closing each Seller shall deliver to Purchaser an updated list of all approved Nonconforming Contracts of such Seller, and the Nonconforming Contracts that have been approved by Purchaser shall be incorporated by reference into PART 4.7 OF THE DISCLOSURE LETTER. For purposes of SECTION 6(b), each
      (i) amendment to a Conforming Contract that would cause such contract to be a Nonconforming Contract and (ii) amendment to a Nonconforming Contract, shall be treated as a new Nonconforming Contract.

      7. PROCEDURE REGARDING ASSIGNMENT OF CONTRACTS. On or prior to the date hereof, Purchaser has identified in writing to Sellers a list of contracts for which Purchaser desires for Sellers to obtain consents to assignment prior to Closing, and Sellers covenant and agree to use Commercially Reasonable Efforts to obtain such consents prior to Closing. Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign any contract or agreement which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given. Each contract or agreement that would, but for the preceding sentence, be included in the Assets and assigned to Purchaser at Closing but is not, as a result of the preceding sentence, assigned to Purchaser at Closing is referred to herein as a "Delayed Contract". Sellers shall deliver to Purchaser at Closing a complete listing of all Delayed Contracts. With respect to each Delayed Contract, Seller and Purchaser shall follow the procedures set forth below:

            (a) So long as Purchaser is in compliance with the provisions of this SECTION 7 with respect to such Delayed Contract, Sellers shall take such reasonable actions, at Purchaser's request and expense, as are required to maintain the Delayed Contract in full force and effect until the earlier of (i) assignment of the Delayed Contract to Purchaser pursuant to this SECTION 7 (the "Assignment Date") and (ii) the end of the stated term of the Delayed Contract.

            (b) Purchaser agrees, as an independent subcontractor to Sellers and at Purchaser's sole cost and expense, to fulfill all of Sellers' performance obligations under each Delayed Contract for the period beginning on the Closing Date and ending on the earlier of (i) the Assignment Date and (ii) the end of the stated term of the Delayed Contract (the "Delay Period"). Each Seller hereby grants to Purchaser the sole authority to administer, and to make all decisions and give and receive all notices and communications with respect to, the Delayed Contracts and the performance thereof, and the collection of moneys with respect thereto, for the Delay Period. Each Seller agrees that Purchaser shall be entitled to the benefits of each Delayed Contract for the Delay Period, and agrees to take all reasonable actions, at Purchaser's expense, to provide such benefits to Purchaser.

            (c) Purchaser and PGT shall indemnify and hold harmless Sellers, Stockholders and their officers, directors, employees and Affiliates from and against any loss, damage, cost or expenses (including reasonable costs of defense and attorney's fees) arising out of the Delayed Contracts as a result of acts or omissions occurring on or after the Effective Date, or any failure by Purchaser to fulfill its obligations set forth in clause
      (b) above.

            (d) Each Seller shall pay to Purchaser, immediately upon receipt, all amounts paid to such Seller under or with respect to the Delayed Contracts with respect to periods on or after the Effective Date. In order to facilitate this payment process, Seller shall direct all receipts of amounts under the Delayed Contracts to post boxes or banking accounts controlled by Purchaser and shall immediately remit to Purchaser all amounts that are received by Sellers and are payable to Purchaser under this clause (d). Each Seller hereby appoints Purchaser as its attorney-in-fact, with full power of substitution, to endorse for payment to Purchaser all checks and other instruments that represent amounts that are to be paid to Purchaser pursuant to this clause (d).

            (e) With respect to any Delayed Contract that contains automatic renewal provisions, unless otherwise requested by Purchaser, Sellers will not take any actions to prohibit the renewal of the contract. With respect to any such Delayed Contract, at Purchaser's request Sellers shall provide notice of termination of (or intention not to renew) the Delayed Contract pursuant to the terms thereof, and each Seller hereby grants to Purchaser the authority to give such notices. With respect to any Delayed Contract that includes a renewal option on behalf of Sellers, Sellers shall exercise or not exercise the renewal option pursuant to the instructions of Purchaser, and each Seller hereby grants to Purchaser the authority to exercise or not exercise such renewal options and to give notices with respect thereto.

            (f) Each Seller shall immediately deliver to Purchaser all notices and other communications received by Seller with respect to any Delayed Contract.

            (g) Purchaser and Sellers shall use Commercially Reasonable Efforts, at Purchaser's expense, to obtain all required consents to the assignment of each Delayed Contract to Purchaser. Upon receipt of all required consents to such assignment for a Delayed Contract, the Delayed Contract shall promptly be assigned to Purchaser and shall be included in the Assets and in the Contracts assumed by Purchaser.

            (h) Purchaser and Sellers each shall reasonably cooperate, at Purchaser's cost and expense, to implement and administer the procedures set forth in this SECTION 7.

      8.    COVENANTS OF SELLERS AND STOCKHOLDER PRIOR TO
CLOSING DATE. Sellers and Stockholder hereby covenant and agree that between the date of this Agreement and the Closing Date:

      8.1 ACCESS TO INFORMATION. Sellers shall afford to the officers and authorized representatives of Purchaser access to the facilities and properties of Sellers and access to, and the opportunity to make copies of, the books and records of Sellers, including, without limitation, the minute books of Sellers. Sellers shall furnish Purchaser with such financial and operating data and other information regarding the Assets and the Business as Purchaser may from time to time reasonably request. Without limiting the foregoing, Purchaser and its representatives shall have access to complete copies of all of the contracts listed in PART 4.7 OF THE DISCLOSURE LETTER, and may inspect such copies at Sellers' business premises during normal business hours.

      8.2 GENERAL AFFIRMATIVE COVENANTS. Sellers shall, and Stockholder shall cause Sellers to:

            (a)   operate the Business only in the Ordinary Course of Business;

            (b) maintain their respective Assets in good working order and condition, ordinary wear and tear excepted;

            (c) perform in all material respects all their respective obligations under agreements relating to or affecting the Assets or the Business;

            (d) keep in full force and effect adequate insurance coverage on their respective Assets and business operations;

            (e) use Commercially Reasonable Efforts to (i) maintain and preserve the Business, and (ii) retain their respective present employees, customers, suppliers and others having business relations with them;

            (f) duly and timely file all reports or returns required to be filed with any Governmental Authority, and promptly pay all Taxes levied or assessed upon them or their respective properties or upon any part thereof, other than those being contested in good faith and as to which adequate reserves have been provided in the Sellers' books;

            (g) duly observe and conform in all material respects to all Governmental Requirements relating to the Assets or the Business;

            (h) on or prior to the Closing Date, remove and have released, by payment or otherwise, all liens and encumbrances of any nature whatsoever on the Assets (other than liens and encumbrances, if any, expressly assumed by Purchaser hereunder);

            (i) duly and timely take all actions necessary to carry out the transactions contemplated hereby;

            (j) deliver to Purchaser as soon as practicable but not later than 45 days after the end of such month unaudited monthly balance sheets, statements of income and statements of cash flows of the Sellers for the month of October 1996 and subsequent months;

            (k) use Commercially Reasonable Efforts to preserve and maintain the goodwill of the Business;

            (l) use Commercially Reasonable Efforts to cooperate in effecting the assignment to Purchaser of any contract listed on PART 4.7 OF THE DISCLOSURE LETTER to this Agreement; and

            (m) pay all premiums and fees with respect to coverage and services provided under the instruments listed on PART 4.6C OF THE DISCLOSURE LETTER to this Agreement through the Closing Date.

      8.3 GENERAL NEGATIVE COVENANTS. Neither Seller shall take, and Stockholder will prohibit either Seller from taking, any of the following actions without the prior written consent of Purchaser:

            (a) entering into or assuming any mortgage, pledge, conditional sale or other title retention agreement, lien, encumbrance or charge of any kind upon any of the Assets, or selling, leasing, abandoning or otherwise disposing of any of the Assets, including, but not limited to, real property, machinery, equipment or other operating properties (other than sales of natural gas in the Ordinary Course of Business);

            (b) engaging in any activities or transactions that would materially and adversely affect the Assets or the Business;

            (c)   changing any accounting principles, practices or methods; or

            (d) increasing the compensation of any officer or employee of either Seller, except for normally scheduled increases Consistent With Past Practice for which Purchaser has been notified.

      8.4 DISCLOSURE OF MISREPRESENTATIONS AND BREACHES. If Sellers or Stockholder acquire Knowledge that any of the representations or warranties made hereunder were incorrect when made, or have become incorrect as of any date subsequent to the date hereof, or that Sellers or Stockholder have not complied or will be unable to comply with any covenants contained in this Agreement, then Sellers and Stockholder shall promptly notify Purchaser to such effect (provided that such notice shall in no way limit any of the rights or remedies of Purchaser hereunder). Purchaser and PGT agree to promptly notify Sellers and Stockholder if they acquire Knowledge of any such misrepresentations or breaches hereunder by Sellers or Stockholder (provided that such notice shall in no way limit any of the rights or remedies of Purchaser and PGT hereunder, and the failure to give such notice shall not give rise to any remedies on the part of Sellers or Stockholder or otherwise limit their obligations hereunder).

      8.5 GOVERNMENT FILINGS. Sellers and Stockholder shall cooperate with Purchaser and its representatives in the preparation and filing of any documents or other material that may be required by any Governmental Authority in connection with the Assets or the Business or the transactions contemplated hereby, including, but not limited to, filings under the HSR Act.

      8.6 COVENANTS REGARDING CASH ACCOUNTS. Sellers hereby covenant and agree that all receipts by Sellers with respect to the Business from the date hereof through the Closing Date shall be deposited in the Cash Accounts, and that no disbursements shall be made from the Cash Accounts other than (i) payment for expenditures incurred in the Ordinary Course of Business, (ii) payment of obligations, liabilities and commitments disclosed in PART 4.23B OF THE DISCLOSURE LETTER, and (iii) repayment of loans as provided in Section 9.5. Sellers further covenant and agree that from the date hereof through the Closing Date, (i) no dividends will be declared or paid by Sellers or ESP, and (ii) no disbursements shall be made by Sellers or ESP to any Affiliates of Sellers or ESP other than for services provided or goods purchased in the Ordinary Course of Business, and except as provided in Section 9.5. At the Closing, Sellers shall take all actions necessary to vest in Purchaser and its designated representatives sole and absolute control over all of the Cash Accounts and all postal boxes and other depositories utilized by Sellers for collection of receipts in connection with the Business.

      8.7 NO SOLICITATIONS. Immediately after the execution and delivery of this Agreement, Sellers and Stockholder shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the sale of the Assets and the Business (whether by sale of stock, assets or otherwise); provided that following such termination, such parties shall then be treated by Sellers and Stockholder as any other third party for purposes of this SECTION

8.7. Sellers and Stockholder shall not and shall use their best efforts to ensure that none of its Affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Person (other than Purchaser and PGT) concerning any sale of the Assets and the Business (whether by sale of stock, assets or otherwise), other than the transactions contemplated by this Agreement; provided that nothing in this Agreement shall prevent (i) Stockholder from soliciting, initiating, or encouraging any Person concerning a merger, sale or other transaction involving Stockholder that assumes that the transactions contemplated by this Agreement are consummated, or (ii) Stockholder's Board of Directors (or any committee thereof), in the exercise of their fiduciary duties to the shareholders of Stockholder and after consulting with Stockholder's legal counsel regarding such fiduciary duties, from considering, negotiating, and approving any unsolicited tender offer for Stockholder's common stock or unsolicited proposal for a transaction involving a merger to which Stockholder (or a wholly owned subsidiary of Stockholder other than either Seller) is a merger party or the sale of substantially all of Stockholder's assets and which such merger, tender offer or sale of assets are conditioned on the transactions contemplated by this Agreement not being consummated (an "Acquisition Proposal"), which Stockholder's Board of Directors determines in good faith, after consultation with its financial advisors, may result in a transaction more favorable to Stockholder's shareholders from a financial point of view than the transactions contemplated by this Agreement. Sellers and Stockholder will promptly communicate to Purchaser and PGT the terms of any proposal or inquiry, oral or written, which it may receive in respect of any such

Acquisition Proposal, and will inform Purchaser and PGT prior to the time that it furnishes any information to, or engages in negotiations or discussions with, any third party with respect to a potential Acquisition Proposal.

      8.8 DAMAGE TO FURNITURE, FIXTURES AND EQUIPMENT. If, on or before the Closing Date, a material casualty occurs with respect to the furniture, fixtures and equipment (including computer systems and records) of Sellers, then Sellers will promptly notify Purchaser of such damage or destruction.

      9.    COVENANTS REGARDING THE CLOSING.

      9.1 COVENANTS OF SELLERS AND STOCKHOLDER. Sellers and Stockholder hereby covenant and agree that each of them shall (i) use Commercially Reasonable Efforts to cause all of their representations and warranties set forth in this Agreement to be true on and as of the Closing Date, (ii) use Commercially Reasonable Efforts to cause all of their obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, (iii) use Commercially Reasonable Efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (iv) deliver to Purchaser at the Closing the certificates, updated Disclosure Letter, opinion of counsel and other documents contemplated by SECTION 10, provided that any additions or exceptions in the updated Disclosure Letter shall in no way limit the rights and remedies of Purchaser hereunder.

      9.2 COVENANTS OF PURCHASER. Purchaser and PGT hereby covenant and agree that each of them shall (i) use Commercially Reasonable Efforts to cause all of their representations and warranties set forth in this Agreement to be true on and as of the Closing Date, (ii) use Commercially Reasonable Efforts to cause all of their obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, (iii) use Commercially Reasonable Efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date (provided that neither (A) failure of the board of directors of PGT or Pacific Gas and Electric Company to approve this Agreement within two weeks after the date hereof nor (B) failure of the Purchaser to comply with a second request for information under the HSR Act or to comply with any requested divestiture of assets or to enter into any consent or similar order or agreement, shall constitute a failure of Purchaser to use Commercially Reasonable Efforts), and (iv) deliver to Sellers at the Closing the certificates, opinion of counsel and other documents contemplated by SECTION 11.

      9.3 COVENANTS REGARDING HSR ACT. The parties will prepare and file the notification required to be filed by them under the HSR Act with respect to the transactions contemplated by this Agreement, will request early termination prior to the Closing Date of the statutory waiting period prescribed by the HSR Act, and will respond to any inquiry made by the Federal Trade Commission or the Antitrust Division of the Department of Justice regarding such notification; provided that each party shall only be obligated to use Commercially Reasonable Efforts to comply with any second request for information.

      9.4 NONDISCLOSURE/NO HIRE AGREEMENTS. On the Closing Date, each of the Sellers and Stockholder shall, and shall cause Michael Y. McGovern to, execute and deliver to Purchaser a Nondisclosure/No Hire Agreement in the form of and containing the same terms and provisions as the Nondisclosure/No Hire Agreement attached as EXHIBIT IV.

      9.5 REPAYMENT OF SUBORDINATED DEBT. Prior to the Closing Date, Sellers shall repay to Stockholder all principal and accrued but unpaid interest on the subordinated loans aggregating $6.5 million in original principal amount made by Stockholder to Sellers during early November 1996, and any subsequent subordinated loans made by Stockholder to Sellers prior to the Closing Date.

      10. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser and PGT hereunder are, at the option of Purchaser and PGT, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Purchaser and PGT, in their sole discretion):

      10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND FULFILLMENT OF COVENANTS. The representations and warranties of Sellers and Stockholder contained in this Agreement shall be true and correct in all material respects (unless the representation or warranty was itself qualified by materiality, in which case it must be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for those expressly made as of a particular date and except as contemplated or permitted by this Agreement. Each and all of the agreements and covenants of Sellers and Stockholder to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects, unless the agreement or covenant was itself qualified by materiality, in which case it shall have been performed in all respects. Sellers and Stockholder shall have delivered to Purchaser a certificate dated the Closing Date and executed by Sellers and Stockholder to all such effects.

      10.2 OPINION OF COUNSEL. Purchaser will have received opinions from Snell & Smith, P.C., counsel to ESI and Stockholder, Wagar & Company, counsel to ES Canada, and Richards, Layton & Finger, P.A., special counsel to Stockholder, each dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, covering the matters set forth in EXHIBIT II and such other matters as Purchaser shall reasonably request.

      10.3 NO GOVERNMENTAL ACTIONS. No action or proceeding before any Governmental Authority shall have been instituted or threatened (with reasonable likelihood that such threatened action will be taken by the party involved) to restrain or prohibit the transactions contemplated by this Agreement, and Sellers and Stockholder shall have delivered to Purchaser a certificate dated the Closing Date and executed by Sellers and Stockholder stating they have no Knowledge of any such items. Without limiting the foregoing, all filings under the HSR Act shall have been made and any required waiting period under the HSR Act (including any extensions thereof obtained by request or other action of any Governmental Authority) applicable to the transactions contemplated hereby shall have expired or been earlier terminated.

      10.4 NO MATERIAL ADVERSE CHANGE OR DAMAGE OR DESTRUCTION. During the period from July 31, 1996 to the Closing, both (i) there shall have been no change in the Assets or the operations of the Business which would have a material adverse effect on the value of the Assets or the Business taken as a whole, and (ii) there shall not have occurred any material casualty to any furniture, fixtures or equipment owned or leased by the Sellers, which casualty shall have (x) interfered in any material respect with the continued conduct of the Business or (y) resulted in a loss of furniture, fixtures or equipment having a book value of $50,000 or more, unless such casualty shall have been substantially covered by insurance, the proceeds of which shall have been either received by Sellers or assigned to Purchaser, and Sellers shall have delivered to Purchaser a certificate dated the Closing Date and executed by Sellers and Stockholder to such effects.

      10.5 CONSENTS OF LENDERS/LIENS RELEASED. If Purchaser desires to assume the obligations for the outstanding letters of credit issued by Bank One Texas, N.A. and National Bank of Canada, then all necessary consents to such assumption shall have been obtained. Each and every lien or encumbrance of any nature relating to the Assets shall have been terminated and released and proof thereof delivered to the Purchaser (except for liens and encumbrances, if any, specifically assumed by Purchaser pursuant to this Agreement).

      10.6 EMPLOYMENT ARRANGEMENTS AND NONDISCLOSURE/NO HIRE AGREEMENTS. Each of the employees of Sellers listed on SCHEDULE 10.7 hereto shall have entered into employment arrangements with Purchaser as contemplated by SECTION 12.1, and each of the Sellers, Stockholder and Michael Y. McGovern shall have delivered fully executed Nondisclosure/No Hire Agreements as contemplated by SECTION 9.4.

      10.7 CORPORATE APPROVAL. Each of the Sellers and Stockholder shall have taken or caused to be taken all necessary actions and corporate proceedings (whether by directors, shareholders or otherwise) to approve and authorize the execution and delivery of this Agreement and the transfer by Sellers of the Business and the Assets to Purchaser.

      10.8 ASSIGNMENT AND OTHER DOCUMENTS. Sellers shall have delivered to Purchaser all documents reasonably necessary or required to effectively transfer and assign the Business and the Assets to Purchaser (including the assignment by Stockholder to Purchaser, for no additional consideration, of the office lease covering the office space in Houston, Texas, presently used by ESI), such transfers and assignments to convey good and marketable title to the Assets to Purchaser, free and clear of all liens and encumbrances whatsoever (except for liens, encumbrances and obligations, if any, specifically assumed by Purchaser pursuant to this Agreement), and to be in form and substance reasonably satisfactory to Purchaser. In addition, Sellers and Stockholder shall have delivered or caused to be delivered such other documents, agreements, resolutions or certificates as are reasonably necessary or required to consummate the transactions contemplated by this Agreement.

      10.9 BOARD OF DIRECTORS APPROVAL. Within two weeks after the date hereof, the board of directors of PGT and Pacific Gas and Electric Company, each in their sole discretion, shall have approved the consummation by Purchaser of the transactions contemplated hereby.

      10.10 MANAGEMENT INFORMATION SYSTEMS OPERATION. The ALTRA, Avitar and the mark-to-market position management information systems shall be fully operational on the Closing Date, except for repairs or maintenance thereto the cost of which shall not (i) exceed $50,000, or (ii) require more than 24 hours to complete.

      10.11 DELIVERY OF REPORTS. On or within two business days prior to Closing, Sellers shall have delivered to Purchaser (i) the mark-to-market position report of Sellers as of a date not more than two business days prior to the Closing Date, which shall accurately set forth, as of such date, the open positions of the financial and physical contracts of Sellers marked to current market prices, and (ii) a true, correct and complete list and aging of the Accounts Receivable of each Seller, as reflected on the most recent balance sheet delivered as of the Closing Date and reduced by cash receipts received and posted since such balance sheet date.

      10.12 CEG WAIVER/RIGHT OF FIRST REFUSAL. One of the following shall have occurred:

            (a) Sellers shall have delivered to Purchaser documentation, in form and substance reasonably satisfactory to Purchaser, from CEG Products waiving CEG Products' right of first refusal and purchase rights under the Unanimous Shareholders Agreement, dated June 8, 1994, by and among CEG Products, Enex Gas Limited (now Energy Source Canada, Inc.) and CEG (the "CEG Agreement") with respect to the transactions contemplated by this Agreement, or

            (b) On or prior to November 30, 1996, Sellers and Purchaser shall have agreed on the portion of the Purchase Price allocated to the CEG stock to be purchased by Purchaser under this Agreement (the "CEG Stock") and Sellers shall have duly delivered to CEG Products all written notices required by the CEG Agreement with respect to all rights of CEG to purchase the CEG Stock as a result of the transactions contemplated by this Agreement (and Sellers shall have promptly thereafter provided to Purchaser reasonable evidence of the delivery of such notices).

      10.13 COMFORT LETTER. Purchaser shall have received a comfort letter executed by shareholders of the Stockholder having a right to vote a majority of the outstanding voting securities of Stockholder in form and substance reasonably satisfactory to Purchaser.

      11. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND STOCKHOLDER. The obligations of Sellers and Stockholder hereunder are, at their option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Sellers and Stockholder, in their sole discretion):

      11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND FULFILLMENT OF COVENANTS. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (unless the representation or warranty was itself qualified by materiality, in which case it must be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each of the agreements and covenants of Purchaser to be performed on or before the Closing Date shall have been performed in all material respects, unless the agreement or covenant was itself qualified by materiality, in which case it shall have been performed in all respects. Purchaser shall have delivered to Sellers a certificate dated the Closing Date and executed by Purchaser to all such effects.

      11.2 DELIVERY OF PURCHASE PRICE. Purchaser shall have paid to Sellers the Purchase Price specified in SECTION 3.1 and the additional payment for the Adjusted Working Capital and Fixed Assets as set forth in SECTION 3.2.

      11.3 OPINION OF COUNSEL. Purchaser will have received an opinion from Fulbright & Jaworski L.L.P., counsel to Purchaser and PGT, Frank R. Lindh, General Counsel to PGT and Canadian counsel to Purchaser and PGT, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, covering the matters set forth in EXHIBIT III and such other matters as Sellers shall reasonably request.

      11.4 NO GOVERNMENTAL ACTIONS. No action or proceeding before any Governmental Authority shall have been instituted or threatened (with reasonable likelihood that such threatened action will be taken by the party involved) to restrain or prohibit the transactions contemplated by this Agreement. Without limiting the foregoing, all filings under the HSR Act shall have been made and any required waiting period under the HSR Act (including any extensions thereof obtained by request or other action of any Governmental Authority) applicable to the transactions contemplated hereby shall have expired or been earlier terminated.

      11.5 ACTIONS WITH LENDERS. Purchaser and PGT shall have either (i) taken all actions reasonably necessary (including providing reasonable guarantees or providing other suitable credit assurances) to Bank One Texas, N.A. and National Bank of Canada for the purpose of allowing Purchaser to assume the obligations of Sellers under the credit facilities with such lenders, or (ii) provided substitute letters of credit or other credit support in form and substance reasonably satisfactory to Sellers to replace all letters of credit issued by Sellers that are outstanding on the Closing Date.

      11.6 ASSUMPTION AND OTHER DOCUMENTS. Purchaser shall have delivered to Sellers all documents reasonably necessary or required to effectively assume the

Assumed Liabilities which shall be in form and substance reasonably satisfactory to Sellers. Purchasers and PGT shall have delivered or caused to be delivered such other documents, agreements, resolutions or certificates as are reasonably necessary or required to consummate the transactions contemplated by this Agreement.

      11.7 BOARD OF DIRECTORS APPROVAL. Within two weeks after the date hereof, the board of directors of Stockholder shall have approved the consummation by Stockholder and Sellers of the transactions contemplated hereby.

      12. SPECIAL COVENANTS REGARDING EMPLOYEES, EMPLOYEE BENEFIT PLANS AND TRANSFER TAXES.

      12.1 TRANSFER OF WORK FORCE. On the Closing Date, and effective as of and conditioned on the occurrence of the Closing, Purchaser shall make an offer of employment at will to each person listed on PART 4.6A OF THE DISCLOSURE LETTER, other than those officers and key employees of Sellers who are also listed on
SCHEDULE 10.7 to this Agreement, and, upon acceptance by any such person, enter into an employer-employee relationship with such person. The annual base salary or base wages contained in each offer referred to in this SECTION 12.1 will be the same as the annual base salary or base wages in effect with respect to the individual immediately prior to the Closing Date. Purchaser shall use Commercially Reasonable Efforts to enter into employment arrangements on or before the Closing Date with each of the employees of Sellers listed on SCHEDULE
10.7 hereto whereby such persons shall provide services to Purchaser in connection with the Business. Prior to the Closing Date, Purchaser shall be allowed to review the employee records of Sellers' employees on a confidential basis (other than those which are not permitted under the confidentiality requirements of the Americans With Disabilities Act), and to meet with such employees.

      12.2 SELLERS' 401(k) PLAN. Effective as of the Closing Date, the Stockholder and the Sellers shall take such actions as are necessary to cause each individual who is employed by either of the Sellers immediately prior to the Closing Date to have a fully vested, nonforfeitable interest in his accrued benefit under the Sellers' 401(k) Plan. As soon as reasonably practicable after the Closing Date, the Stockholder, the Sellers and Purchaser shall take such actions as are necessary to effect a trustee-to-trustee transfer described in
Section 414(l) of the Code, to a defined contribution plan maintained by Purchaser, of the entire account balances, including outstanding loans, of all persons with account balances under the Sellers' 401(k) Plan who are hired by Purchaser in connection with the transactions contemplated in this Agreement; provided that PGT shall not assume any responsibilities with respect to Sellers' 401(k) Plan for any liabilities arising from acts or omissions that occur prior to the date of the trustee-to-trustee transfer, which liabilities shall remain the obligation of the Sellers.

      12.3 EMPLOYEE BENEFIT PROVISIONS. Purchaser agrees that, with respect to any employees of either of the Sellers who are hired as new employees of Purchaser in connection with the transactions contemplated in this Agreement (the "New Employees"):

            (a) WELFARE BENEFIT COVERAGE. After the Closing Date, Purchaser shall maintain for the benefit of the New Employees, welfare benefit programs, including medical and dental benefits, long term disability insurance, life insurance and a severance plan, which are substantially comparable to those marked by an asterisk on PART 4.6B OF THE DISCLOSURE LETTER to this Agreement to the extent that such coverages may be obtained by Purchaser on reasonable commercial terms ("Mirror Programs"). Except as provided in
      SECTION 12.3(b) below, if Purchaser does not obtain such coverages on reasonable commercial terms, to the extent that Purchaser or any of its Affiliates maintains a welfare benefit program of the same type for its employees( generally a "Replacement Program"), Purchaser shall take all actions necessary or appropriate to permit the New Employees who were participating in Sellers' welfare benefit program immediately prior to the Closing Date to immediately thereafter participate in the Replacement Program effective as of the Closing Date. Nothing in this Agreement shall be construed to require Purchaser or any of its Affiliates to provide any specific type of benefits for any person under any Replacement Program that is not available to PGT's employees generally. If Purchaser discontinues any Mirror Program, to the extent that Purchaser or any of its Affiliates maintains a Replacement Program of the same type, Purchaser shall take all actions necessary or appropriate to permit New Employees who were participating in the Mirror Program to immediately thereafter participate in the Replacement Program. Such Mirror Programs or Replacement Programs will (i) provide coverage to each New Employee effective on the Closing Date, (ii) credit, for the year in which the Closing Date occurs, any duplicative deductible payments incurred by such New Employee during such year under a group health plan, and (iii) waive any preexisting condition restrictions for such New Employee to the extent that the preexisting condition restrictions were waived under Sellers' welfare benefit programs. Each of the Sellers and Purchaser agree that (i) benefit claims by New Employees for obligations or expenses incurred on or prior to the Closing Date shall be the responsibility of the Sellers (except to the extent Purchaser is required to pay certain liabilities as described in SECTION 3.4 of this Agreement), and (ii) benefit claims by New Employees for obligations or expenses incurred after the Closing Date shall be the responsibility of, and shall be paid by, Purchaser or its insurer.

            (b) SPECIAL PROVISIONS RELATING TO GROUP HEALTH COVERAGE. If Purchaser is unable to establish a Mirror Program that is a group health plan on reasonable commercial terms, Purchaser shall permit each New Employee who participated in a Sellers' group health plan immediately prior to Closing and his or her eligible dependents to be covered under a Replacement Program that is a group health plan as modified to the extent necessary to (i) provide medical and dental benefits to each such New Employee and such eligible dependents effective on the Closing Date, (ii) credit to such New Employee, for the year in which the Closing Date occurs, with any duplicative deductible payments incurred during such year under group health plan, and (iii) waive any preexisting condition restrictions to the extent that the preexisting condition restrictions were waived under Sellers' group health plan on the Closing Date. If Purchaser discontinues a Mirror Program that is a group health plan, Purchaser shall permit each New Employee who participated in the Mirror Program immediately prior to its discontinuance and his or her eligible dependents to be covered under a Replacement Program that is a group health plan as modified to the extent necessary to (i) provide medical and dental benefits to each such New Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under such Mirror Program, (ii) credit to such New Employee, for the year during which such coverage under such Replacement Program begins, with any duplicative deductible payments incurred during such year under such group health plan, and (iii) waive any preexisting condition restrictions to the extent that the preexisting condition restrictions were waived under such Mirror Program on its discontinuance.

            (c) DEFINED CONTRIBUTION PLAN. Effective as of the Closing Date, Purchaser shall maintain a defined contribution retirement plan with substantially the same provisions as the Sellers' Section 401(k) Plan (other than investment options) for the benefit of New Employees who were participants in the Sellers' 401(k) Plan. The New Employees shall be granted credit for service for Sellers for vesting and eligibility purposes under Purchaser's defined contribution plan. As soon as reasonably practicable after the Closing Date, Purchaser will take such actions as are necessary to cause a defined contribution retirement plan maintained by Purchaser to accept a transfer of the Sellers' 401(k) Plan assets, including outstanding loans to participants, described in SECTION 4.6(b) of this Agreement in a direct trustee-to-trustee transfer that is subject to the requirements of Section 414(l) of the Code. Each of the Sellers and Purchaser agree that (i) employer contributions incurred for periods before the Closing Date shall be the responsibility of Sellers (except to the extent Purchaser is required to pay certain liabilities as described in SECTION 3.4 of this Agreement), and (ii) employer contributions for periods beginning after the Closing Date shall be the responsibility of, and shall be paid by, Purchaser.

            (d) TIME OFF PROGRAMS. Purchaser will establish for the benefit of New Employees vacation policies, sick time policies and other time off programs that are substantially identical to the vacation and sick time policies of Sellers. The New Employees will be granted credit for service with the Sellers for purposes of Purchaser's vacation and sick time policies that are maintained for the benefit of New Employees. Each of the Sellers and Purchaser agree that (i) past service liabilities incurred up to the Effective Date shall be the responsibility of the Sellers, and shall be accrued as of the Effective Date (up to three weeks) and (ii) service liabilities incurred on or after the Effective Date shall be the responsibility of, and shall be incurred by Purchaser. Vacation entitlement accrued by New Employees as of the Closing Date under the Sellers' vacation policy as in effect on the Closing Date shall be recognized by the Purchaser following the Closing, up to a maximum of three weeks vacation, and Purchaser assumes the liabilities and obligations of Seller with respect to such vacation entitlement. On or before the Closing Date, Sellers shall pay the New Employees who have unused accrued vacation in an amount in excess of three weeks as of the Closing Date an amount equal to the value of such unused vacation in excess of three weeks.

            (e) ASSUMPTION OF ANNUAL INCENTIVE PROGRAM. Purchaser will assume Sellers' obligations applicable to New Employees under the 1996 Cash Bonus Program for Energy Source, Inc. (the "Incentive Program"). Purchaser will modify the Incentive Program to provide that (i) any New Employee will be eligible to participate in the Incentive Program for the fiscal year commencing on January 1, 1996 and ending on December 31, 1996, and (ii) Purchaser will guarantee a minimum benefit under the Incentive Program in an amount equal to 50 percent of the target 13 percent payout on return on capital goals for the fiscal year commencing on January 1, 1996, and ending on December 31, 1996.

            (f) NO ASSUMPTION OF SELLERS' PLANS. Except as specified in SECTIONS
      12.2 AND 12.3(c), (d), (e) AND (g), and except with respect to Purchaser's obligation to pay those liabilities described in SECTION 3.4 of this Agreement, Purchaser shall not assume sponsorship of, adopt, or assume any liability with respect to, any plan or arrangement listed in PART 4.6B OF THE DISCLOSURE LETTER.

            (g) WORKERS' COMPENSATION BENEFITS. Claims for workers' compensation benefits for New Employees under applicable state laws incurred prior to the Closing shall be the responsibility of Sellers. Claims for workers compensation benefits for New Employees under applicable state laws incurred subsequent to the Closing Date shall be the responsibility of Purchaser.

            (h) PURCHASER'S PLANS. Purchaser shall furnish Sellers copies of all of its plans referred to in this Section 12 as soon as practicable, but no later than 90 days after the later of the date the plan is executed or the date a former employee of Sellers is covered under the plan.

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            (i) COBRA OBLIGATIONS. After the Closing, Purchaser agrees that for the individuals listed in PART 12.3 OF THE DISCLOSURE LETTER as being persons for whom Sellers or Stockholders are providing medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other obligations described in PART 12.3 OF THE DISCLOSURE LETTER, Purchaser shall provide, or arrange for one of Purchaser's Affiliates to provide, medical coverage to such persons for the periods set forth in PART 12.3 OF THE DISCLOSURE LETTER. Such medical coverage shall be generally comparable to the medical coverage presently provided to such persons and shall cost such persons approximately the same amount as they are presently paying. Purchaser shall waive any preexisting condition restrictions to the extent that the preexisting condition restrictions were waived under Sellers' group health plan on the Closing Date.

            (j) NO THIRD PARTY BENEFICIARY. Nothing herein shall be deemed or construed to give rise to any rights, claims, benefits or causes of action to any New Employee or any other Person, except the Sellers and Stockholder.

      12.4. TRANSFER TAXES. Purchaser shall be responsible for paying any Taxes with respect to the transfer of the Assets, including, without limitation, any Goods and Services Taxes payable to Revenue Canada with respect to the transfer of the Assets by ES Canada.

      13.   NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
AGREEMENTS, REPRESENTATIONS AND WARRANTIES OF THE PARTIES.
All statements of fact contained in this Agreement, the Disclosure Letter or in any agreement, certificate, schedule or exhibit delivered by or on behalf of Sellers,

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Stockholder, Purchaser or PGT pursuant to this Agreement shall be deemed representations and warranties hereunder of Sellers, Stockholder, Purchaser or PGT, as the case may be. Except as set forth in the following sentence of this
SECTION 13, all representations and warranties, covenants and agreements made by Sellers, Stockholder, Purchaser and PGT hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing until May 1, 1998, at which time they shall terminate, regardless of any investigation at any time made by or on behalf of Purchaser; provided that if written notice of a claim of a breach of a representation, warranty, covenant or agreement is provided prior to May 1, 1998, then such representation or warranty shall survive with respect to such claim until any dispute regarding the claim is resolved, and any Damages (as defined in SECTION 14.1) with respect thereto are paid in full. Notwithstanding, the preceding sentence, the provisions set forth in SECTIONS 14.1(III), (V), (VI) AND (VII), SECTIONS 14.2(III), (IV) AND
(V), 15, 20 AND 21 of this Agreement shall survive the Closing until the second anniversary of the Closing Date, at which time they shall terminate; provided that if written notice of a claim of a breach of such provisions is provided prior to the second anniversary of the Closing Date, then such provision shall survive with respect to such claim until any dispute regarding the claim is resolved, and any Damages (as defined in SECTION 14.1) with respect thereto are paid in full. Notwithstanding, the second preceding sentence, the provisions set forth in SECTIONS 14.1(IV) AND (VIII) of this Agreement shall survive without time limitation. Unless commenced prior to expiration, if any, upon the expiration of such survival period, any suit, claim or action relating to any representation, warranty, covenant or agreement hereunder shall be forever barred.

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      14.   INDEMNITY BY SELLERS AND STOCKHOLDER.

      14.1 INDEMNITY BY SELLERS AND STOCKHOLDER. Sellers and Stockholder shall, and hereby do, jointly and severally indemnify, hold harmless and defend Purchaser, Pacific Gas Transmission Company, Pacific Gas and Electric Company and their respective officers, directors, employees, agents, consultants, representatives and Affiliates (collectively, the "Sellers' Indemnified Parties") at all times from and after the date of this Agreement, from and against any and all losses, liabilities, claims, damages or expenses (including costs of investigation and defense and reasonable attorneys' fees) (collectively, "Damages"), which are paid, incurred or suffered by or asserted against the Sellers' Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following:

            (i) any breach or default in the performance by Sellers or Stockholder of any covenant or agreement of Sellers or Stockholder contained in this Agreement;

            (ii) any breach of warranty or inaccurate or erroneous representation made by Sellers or Stockholder in this Agreement, the Disclosure Letter or in any certificate or schedule delivered to Purchaser and PGT pursuant hereto;

            (iii) other than the Assumed Liabilities, any and all debts, liabilities and obligations of Sellers or Stockholder;

            (iv) the lawsuit against Midwest Storage, et. al., described in Paragraph No. 2 on SCHEDULE 2.1B;

            (v) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys' fees) incident to any of the foregoing, including, without limitation, the costs, expenses and legal liability for environmental investigations, monitoring, abatement, repair, clean-up, restoration, remedial work, penalties and fines, disbursements and other response costs;

            (vi) any liability or claim for liability relating to any plan or arrangement listed on PART 4.6B ON THE DISCLOSURE LETTER, except to the extent

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      that Purchaser has expressly assumed liabilities or obligations of Sellers pursuant to SECTIONS 12.2 OR 12.3(c), (d) AND (e) of this Agreement; and

            (vii) any violation or alleged violation of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended with respect to events occurring on or prior to the Closing Date relating to any employee of either Seller or any spouse or dependent of such an employee.

      14.2 INDEMNITY BY PURCHASER AND PGT. Purchaser and PGT, jointly and severally, shall indemnify, hold harmless and defend Sellers, Stockholder and their respective officers, directors, employees, agents, consultants, representatives and Affiliates (collectively, the "Purchaser Indemnified Parties") at all times from and after the date of this Agreement, from and against any and all Damages which are paid, incurred or suffered by or asserted against the Purchaser Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following:

            (i) any breach or default in the performance by Purchaser or PGT of any covenant or agreement of Purchaser or PGT contained in this Agreement;

            (ii) any breach of warranty or inaccurate or erroneous representation made by Purchaser or PGT in this Agreement or in any certificate or schedule delivered to Sellers and Stockholder pursuant hereto;

            (iii) the Assumed Liabilities;

            (iv) the operation of the Business by Purchaser and the ownership and use of the Assets after the Effective Date; and

            (v) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys' fees) incident to any of the foregoing.

      14.3 LIMITATIONS ON INDEMNIFICATION BY SELLERS AND STOCKHOLDER. Notwithstanding the provisions of SECTION 14.1, Sellers and Stockholder shall have no liability for Damages under SECTION 14.1: (i) for any failure of Purchaser to collect any

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of the July Uncollected Accounts; (ii) for a matter which is an expense or is accrued but not paid during the Interim Period (and accordingly is used to calculate the Interim Adjusted Consolidated Net Income pursuant to SECTION 3.3), except to the extent that the Damages arising from such matter shall have exceeded the amount of the expense or accrual for such matter; and (iii) until the total of all Damages under SECTION 14.1 (determined after giving effect to the foregoing clauses (i) and (ii) and including any Damages resulting from or incurred in connection with any acts, omissions or occurrences specified in
Section 14.1(i) or (ii) without regard to any materiality qualification under the representations, warranties, covenants or agreements contained in this Agreement) exceeds $500,000, and then only for the amount by which such Damages exceed $500,000. The provisions of clause (iii) of this SECTION 14.3, however, will not apply to any breach of any of Sellers' or Stockholder's representations and warranties of which either Seller or Stockholder had Knowledge at any time prior to the date on which such representation or warranty was made, or any intentional breach by either Seller or Stockholder of any covenant or agreement contained herein.

      14.4 LIMITATIONS ON INDEMNIFICATION BY PURCHASER AND PGT. Notwithstanding the provisions of SECTION 14.2, Purchaser and PGT shall have no liability under
SECTION 14.2 until the total of all Damages under SECTION 14.2 (and including any Damages resulting from or incurred in connection with any acts, omissions or occurrences specified in Section 14.2(i) or (ii) without regard to any materiality qualification under the representations, warranties, covenants or agreements contained in this Agreement) exceeds $500,000, and then only for the amount by which such Damages exceed $500,000. However, this SECTION 14.4 will not

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apply to any breach of any of Purchaser's or PGT's representations and warranties of which either Purchaser or PGT had Knowledge at any time prior to the date on which such representation or warranty was made, or any intentional breach by either Purchaser or PGT of any covenant or agreement contained herein.

      14.5 PROCEDURE. All claims for indemnification by a party under this
Section 14 (the party claiming indemnification and the party against whom such claims are asserted being hereinafter called the "Indemnified Party" and the "Indemnifying Party," respectively) shall be asserted and resolved as follows:

            (a) If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness give notice (the "Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand). If the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party under this Agreement with respect to any such claim or demand to the extent the Indemnifying Party is materially harmed by such failure. The Indemnifying Party shall have ten days after the Claim Notice is delivered pursuant to the provisions of SECTION 18 (the "Notice Period") to notify the Indemnified Party as to:

                  (i) whether or not it disputes the liability of the
            Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand; and

                  (ii) whether or not it desires, at the cost and expense of the
            Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided that any Indemnified Party is hereunder authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party.

            (b) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim

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
      or demand, the Indemnifying Party shall, subject to SECTIONS 14.5(a)(II),
      (c) and (d), have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense and shall not have the right to reimbursement of such cost and expense from the Indemnifying Party. Purchaser shall have the right to release Sellers and Stockholder from any specific indemnification obligation with respect to a third party claim for which Sellers and/or Stockholder have undertaken to defend, and upon such release, Purchaser shall thereafter take over the control of such defense of such third party claim.

            (c) If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of and to compromise or settle (exercising reasonable business judgment), the claim or other matter all on behalf, for the account and at the risk of the Indemnifying Party.

            (d) Notwithstanding the foregoing, (i) if the basis of the proceedings relates to a condition or operations which existed or were conducted both prior to and after the Effective Date or (ii) if the rights to indemnify are contested or disputed hereunder, each party shall have the same right to participate at its own expense and at its own risk in the proceeding without either party having the right of control; provided that if indemnity is being contested or disputed hereunder, each party shall bear its own costs and expenses, including, without limitation, attorney's fees.

            (e) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnified Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any person.

            (f) If any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes or contests its obligations to indemnify for such claim, the parties will attempt to amicably resolve the dispute. If the parties are unable to amicably resolve such dispute within sixty (60) days after delivery of the Claim Notice, either party shall have the right to submit such dispute to the dispute resolution procedures described in SECTION 20.11.

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
            (g) To the extent that an Indemnifying Party assumes the defense of a claim and the relevant threshold amount of Damages set forth in SECTIONS 14.3(III) or 14.4, as the case may be ("Threshold Amount"), has not been exceeded, the Indemnified Party shall promptly reimburse such Damages. Once the Threshold Amount has been exceeded as to an Indemnified Party, the Indemnifying Party shall reimburse any amounts for actual damages for claims indemnified hereunder previously paid or incurred by the Indemnified Party.

            (h) Each party shall have reasonable access to all such records and information available to the other party reasonably necessary or appropriate for each of them to defend a third party claim, to assess a proposal to compromise or settle a third party claim or to otherwise respond to a request for indemnification on any other matter.

      15. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Sellers and Stockholder recognize and acknowledge that they have and will have access to certain confidential information of Sellers that is included in the Assets (including, but not limited to, lists of customers, suppliers, contracts, procedures, internal control matters, nonpublic financial information, business plans and strategies, methods of operation, trade secrets and other proprietary information, and costs) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of Purchaser. Sellers and Stockholder agree that they will not disclose, and they will use their best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of Purchaser. For the purposes of this
SECTION 15, confidential information shall not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Sellers, Stockholder, or their agents, representatives or employees, or (ii) becomes available on a non-confidential basis from a source other than Sellers, Stockholders, or their agents, representatives or employees, provided that the source is not bound by

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a Confidentiality Agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation. Sellers and Stockholder recognize and agree that violation of any of the agreements contained in this SECTION 15 will cause irreparable damage or injury to Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, in the event of an actual or threatened disclosure by the Sellers, the Stockholder, or their respective agents, employees or contractors, of any of the confidential information identified herein, Purchaser shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Purchaser may have against Sellers or Stockholder.

      16. EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties will pay all costs and expenses of its performance of and compliance with this Agreement.

      17. FURTHER ACTIONS. From time to time, at the request of any party hereto, the other parties hereto shall execute and deliver such instruments and take such action as may be reasonably requested to evidence the transactions contemplated hereby. In addition, all receipts by Sellers of amounts in payment of or under accounts receivable or Contracts transferred or assigned to Purchaser hereunder shall be promptly paid by Sellers to Purchaser.

      18. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or

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by facsimile or other similar instantaneous electronic transmission device or mailed first class, postage prepaid, certified United States mail, return receipt requested, as follows:

            (a)   If to Purchaser, at:

                  Pacific Gas Transmission Company
                  2100 S.W. River Parkway
                  Portland, Oregon  97201
                  Attention: Stephen P. Reynolds, President and CEO With a copy to: Frank R. Lindh, General Counsel Facsimile No.: (503) 402-4004

                  With a copy to:

                  Fulbright & Jaworski L.L.P.
                  2200 Ross Avenue, Suite 2800
                  Dallas, Texas  75201
                  Attention: Kenneth L. Stewart
                  Facsimile No.:  (214) 855-8200

            (b)   If to ESI, ES Canada or Stockholder, at:

                  Edisto Resources Corporation
                  10375 Richmond Ave., Suite 300
                  Houston, Texas  77042
                  Attention:  Michael Y. McGovern
                  Facsimile No.: (713) 917-1597

                  With a copy to:

                  Paul E. Pryzant
                  Snell & Smith, P.C.
                  1000 Louisiana, Suite 3650
                  Houston, Texas  77002
                  Facsimile No.: (713) 651-8010

provided that any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this SECTION 18 shall be effective

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upon receipt at the address for notice of the party to receive such notice as determined above.

      19. TERMINATION. This Agreement may be terminated without further obligation of the parties, as follows:

      19.1 MUTUAL CONSENT. This Agreement may be terminated at any time prior to Closing by mutual written consent of the parties hereto.

      19.2 FAILURE OF CONDITIONS. This Agreement may be terminated in writing by any party hereto if the conditions, as set forth in this Agreement, to such party's obligations under this Agreement are not fulfilled on or prior to the Closing Date; provided that any such termination shall not limit the remedies otherwise available to such party as a result of misrepresentations of or breaches by the other party.

      19.3 FAILURE TO AGREE ON JULY A/R RESERVE OR ALLOWANCE PERCENTAGE. If the parties cannot agree on the amount of the July A/R Reserve or the Adjusted Working Capital or Fixed Assets of Sellers at July 31, 1996 after following the procedures set forth in SECTION 3.2(b), either of the parties shall have the right to terminate the Agreement. If the parties cannot agree on the amount of the Allowance Percentage after following the procedures set forth in SECTION 3.3(b), either of the parties shall have the right to terminate the Agreement. [Insert Rider 19.3] No party will be liable in damages to any other party as a result of termination pursuant to this SECTION 19.3. [Rider 19.3: If the parties cannot agree on how to handle the PanEnergy matter pursuant to the procedures set forth on Item II of Schedule 4.11 to the Disclosure Letter, either of the parties shall have the right to terminate this Agreement.]

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      19.4 FAILURE TO APPROVE NONCONFORMING CONTRACT. If a Nonconforming
Contract is not approved by Purchaser after submission to Purchaser in accordance with the procedures set forth in SECTION 6(b), Sellers and Stockholder shall have the right to terminate this Agreement. No party will be liable in damages to any other party as a result of termination pursuant to this
SECTION 19.4.

      19.5 FAILURE TO CLOSE. This Agreement will automatically terminate on December 31, 1996, if the Closing shall not have occurred on or before such date, unless the parties shall have otherwise agreed in writing prior to such date. No party will be liable in damages to any other party as a result of termination pursuant to this SECTION 19.5 unless the failure of the Closing was due to the failure of such party to comply with the terms of this Agreement.

      19.6 ACQUISITION PROPOSAL. This Agreement may be terminated by Stockholder if, prior to the Closing, (i) Stockholder or its shareholders receive an Acquisition Proposal (as such term is defined in SECTION 8.7 herein) from any Person other than Purchaser and PGT and (ii) the Board of Directors of Stockholder determines, after consultation with its financial advisors and legal counsel, that such proposal is likely to result in a transaction more favorable to Stockholder's shareholders from a financial point of view than the transactions contemplated by this Agreement. If Stockholder terminates the Agreement pursuant to this SECTION 19.6, Stockholder shall promptly pay to Purchaser the amount of $1,500,000, and upon such payment, Stockholder and Sellers shall have no other liability or obligation to Purchaser or PGT hereunder.

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      20.   GENERAL PROVISIONS.

      20.1 GOVERNING LAW; INTERPRETATION; SECTION HEADINGS. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to conflict-of-laws rules as applied in Texas. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

      20.2 SEVERABILITY. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use Commercially Reasonable Efforts to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate the dispute resolution procedures set forth in SECTION 20.11.

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      20.3 ENTIRE AGREEMENT. This Agreement, the schedules, the Disclosure
Letter and the documents and agreements referenced herein set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied or referenced in this Agreement, the schedules or the documents or agreements referenced herein, and no party hereto shall be bound by or liable for any alleged representation, warranty, promise, inducement or statement of intention not so set forth. In particular, Sellers and Stockholder make no representation or warranty to Purchaser and PGT with respect to any financial projections or forecasts relating to Sellers which have been or are provided to Purchaser and PGT or which Purchaser or PGT may acquire in the course of their due diligence investigation of Sellers. With respect to any such projection or forecast, Purchaser and PGT acknowledge that
(i) there are uncertainties inherent in attempting to make such projections or forecasts, (ii) Purchaser and PGT are familiar with such uncertainties, (iii) Purchaser and PGT are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (iv) Purchaser and PGT shall have no claim against Sellers with respect thereto. Sellers' representations and warranties are limited to what is stated herein, and no representation or warranty is to be implied or inferred from any information obtained by Purchaser or PGT in the course of their due diligence examination of Sellers,

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
whether through examination of records, conversations with any of Sellers' employees or representatives or otherwise.

      20.4 BINDING EFFECT. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

      20.5 ASSIGNMENT. This Agreement and the rights and obligations of the parties hereto shall not be assigned or delegated by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, no assignment of this Agreement or any of the rights, interests or obligations of any party hereto shall relieve such party of its obligations under this Agreement. In connection with any sale or other disposition or series of sales or dispositions of all or substantially all of a party's assets or any merger or liquidation of such party, the acquiring Person, surviving entity (if such party is not the surviving entity), or other recipient of substantially all of such party's assets, as the case may be, shall assume the obligations of such party under this Agreement. Such obligation shall apply to successive sales, dispositions, mergers and liquidations.

      20.6 AMENDMENT; WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this Agreement, or of the breach of any term, provision, representation, warranty or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.

      20.7 GENDER; NUMBERS. All references in this Agreement to the masculine, feminine or neuter genders shall, where appropriate, be deemed to include all other genders. All plurals used in this Agreement shall, where appropriate, be deemed to be singular, and VICE VERSA.

      20.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

      20.9 TELECOPY EXECUTION AND DELIVERY. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

      20.10 PUBLIC ANNOUNCEMENTS. From and after the date hereof until the Closing, Sellers and Stockholder, on one hand, and the Purchaser, on the other hand, will consult with the other before it or any of its Affiliates issues any press releases or otherwise makes any public statements with respect to this Agreement and the transactions contemplated hereby, and neither Sellers and Stockholder, on one hand, nor Purchaser, on the other hand, nor any of their respective Affiliates shall issue any such press release or make any such public statement without the consent of the other, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that if legal counsel for any of the parties is of the opinion that a statement or announcement is required by law or regulation or by the rules of any stock exchange on which its securities are traded, then such party may issue a statement or announcement limited solely to that information which legal counsel for such party advises is required under law or such rules. A party making any statement or announcement shall provide a copy thereof to the other parties to the extent possible prior to issuing such statement or announcement.

      20.11 DISPUTE RESOLUTION; VENUE. Except as may otherwise be set forth expressly herein, all disputes arising under this Agreement shall be resolved as follows:

            The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between a Vice President of Purchaser or PGT, on one hand, or his or her designated representative, and an executive of similar authority of Sellers or Stockholder, on the other hand. Either Party may give the other Party written notice of any dispute. Within twenty (20) days after delivery of said notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute. If the matter has not been resolved within thirty
      (30) days of the first meeting, either Party may initiate a mediation of the controversy. The mediation shall be facilitated by a mediator that is acceptable to both Parties and shall conclude within sixty (60) days of its commencement, unless the Parties agree to extend said mediation process beyond this deadline.

      Upon agreeing on a mediator, the Parties shall enter into a written agreement for the mediation services. Each party shall pay an equal share of the costs and expenses of the mediator.

            All negotiations and any mediation conducted pursuant to this Section shall be confidential and shall be treated as compromise and settlement negotiations, to which Rule 408 of the Texas Rules of Civil Evidence shall apply, which rule is incorporated herein by reference.

            Notwithstanding the foregoing provisions, a Party may seek a preliminary injunction or other provisional judicial remedy if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

            If the Parties have not been able to resolve any such dispute after such mediation process has concluded, either Party may then file a lawsuit to resolve such dispute. The Parties hereto agree that venue for any action at law or at equity with respect to any controversy, claim or dispute arising out of or relating to this Agreement shall be in Harris County, Texas.

            Each Party is required to continue its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

      20.12 COVENANT REGARDING MIDWEST STORAGE RECORDS. Sellers agree that within 120 days after the Closing they shall remove from Purchaser's premises the records and documents included in item 2 of SCHEDULE 2.1B (Excluded Assets), provided that Sellers shall thereafter upon request by Purchaser provide Purchaser with copies of any of such records and documents as are reasonably needed by Purchaser for Purchaser's operation of the Business.

      21.   GUARANTIES.

      21.1 STOCKHOLDER GUARANTY. Stockholder hereby (i) unconditionally guarantees the prompt performance and payment of the obligations and liabilities of each of the Sellers under this Agreement, (ii) waives any requirements of notice, protest, demand or grace with respect thereto and (iii) agrees that Purchaser shall not be required to exhaust its remedies against any other person or party (including, but not limited to, Sellers) before enforcing the provisions of this guarantee. Stockholder recognizes and acknowledges that Purchaser is relying on this guarantee in entering into and consummating the transactions contemplated by this Agreement, and that but for this guarantee Purchaser would not enter into this Agreement or consummate the transactions contemplated hereby.

      21.2 PGT GUARANTY. PGT hereby (i) unconditionally guarantees the prompt performance and payment of the obligations and liabilities of Purchaser under this Agreement, (ii) waives any requirements of notice, protest, demand or grace with respect thereto and (iii) agrees that Sellers and Stockholder shall not be required to exhaust their remedies against any other person or party (including, but not limited to, Purchaser) before enforcing the provisions of this guarantee. PGT recognizes and acknowledges that Sellers and Stockholders are relying on this guarantee in entering into and consummating the transactions contemplated by this Agreement, and that but for this guarantee, Sellers and Stockholders would not enter into this Agreement or consummate the transactions contemplated hereby.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                                     PURCHASER:

                                     PACIFIC NORTHWEST GAS SYSTEM, INC.

                                     By: /s/ STEPHEN P. REYNOLDS
                                     Name:   STEPHEN P. REYNOLDS
                                     Title:  CHAIRMAN

                                     708559 ALBERTA LTD.

                                     By: /s/ STEPHEN P. REYNOLDS
                                     Name:   STEPHEN P. REYNOLDS
                                     Title:  AUTHORIZED REPRESENTATIVE

                                     PGT:

                                     PACIFIC GAS TRANSMISSION COMPANY

                                     By: /s/ STEPHEN P. REYNOLDS
                                     Name:   STEPHEN P. REYNOLDS
                                     Title:  PRESIDENT & CEO

                                     SELLERS:

                                     ENERGY SOURCE, INC.

                                     By: /s/ DAVID J. TUDOR
                                     Name:   DAVID J. TUDOR
                                     Title:  CHAIRMAN

                                     ENERGY SOURCE CANADA, INC.

                                     By: /s/ DAVID J. TUDOR
                                     Name:   DAVID J. TUDOR
                                     Title:  CHAIRMAN

                                     STOCKHOLDER:

                                     EDISTO RESOURCES CORPORATION

                                     By: /s/ MICHAEL Y. MCGOVERN
                                     Name:   MICHAEL Y. MCGOVERN
                                     Title:  CHAIRMAN

                                 SCHEDULE 2.1A

                     ASSETS TO BE TRANSFERRED TO PURCHASER

(All defined terms used herein that are not otherwise defined in this Schedule are as defined in the Agreement.)

A. CASH ACCOUNTS. All Cash Accounts listed in PART 4.23 OF THE DISCLOSURE LETTER and all balances of cash and cash equivalents on hand, on deposit or in transit, including cash on deposit as margin with brokerage firms and counterparties.

B. FURNITURE, FIXTURES AND EQUIPMENT. All equipment, furniture, fixtures, leasehold improvements and other tangible personal property utilized in, necessary for or related to the Business, including, but not limited to, those items set forth in PART 4.9 OF THE DISCLOSURE LETTER.

C. LICENSES AND PERMITS. All transferrable operating authorities, licenses or permits utilized in, necessary for or related to the Business.

D. INVENTORY. All inventory (including, but not limited to, natural gas in storage and pipeline imbalances) and supplies utilized in, or held for use or sale in connection with, the Business, but excluding the natural gas stored in the storage facility operated by Midwest Storage, Inc. in the Carbon Field in Indiana.

E. CONTRACTS. All of the rights of Sellers under all contracts, agreements, and commitments that (a) (i) are listed in PART 4.7 OF THE DISCLOSURE LETTER and are designated as contracts, agreements or commitments being assumed by Purchaser or (ii) would be listed in PART 4.7 OF THE DISCLOSURE LETTER but for the fact they do not satisfy the dollar thresholds set forth in SECTION 4.7 (a) AND (j), or (b) are Conforming Contracts or Non-Conforming Contracts approved by Purchaser pursuant to SECTION 6 herein. Also included are all rights to credits resulting from the actualization of volumes of gas purchased, sold or transported in transactions completed prior to the Effective Date, whether or not occurring pursuant to contracts listed in PART 4.7 OF THE DISCLOSURE LETTER.

F. INTANGIBLES. All of the intangible assets (other than the Excluded Assets) utilized in, necessary for or related to the conduct of the Business, including but not limited to the intangible assets listed in PART 4.10 OF THE DISCLOSURE LETTER and the rights to use the names "Energy Source", "Energy Source, Inc.", "Energy Source Canada, Inc.", "Energy Source" and "EnerSource" and derivations thereof.

G.    GOODWILL.  The goodwill and going concern value of the Business.

H. RECORDS. All books and records related to the Business, including, but not limited to, all service agreements, quotations, correspondence, accounting records and customer lists, but excluding the minute books and stock records of Sellers.

I. PREPAID EXPENSES AND CURRENT ASSETS. All assets in existence on the Effective Date that are of the type, or are included in the categories, of assets that are included in the calculation of Adjusted Working Capital (as defined in SCHEDULE 3.2A) as of the Effective Date.

J. INSURANCE PROCEEDS, ETC. All rights and amounts due under insurance policies and insurance claims of Sellers relating to all or any part of the Assets and, to the extent transferrable, the benefit of and the right to enforce the covenants and warranties, if any, that Sellers are entitled to enforce with respect to the Assets against the Sellers' vendors and predecessors in title to the Assets.

K. WARRANTIES. All express or implied warranties from third parties related to the Assets.

L. OTHER ASSETS. All other assets and properties, tangible or intangible, utilized in, necessary for or related to the Business except for the Excluded Assets.

M.    STOCK OF CEG. All capital stock of CEG Energy Options, Inc. owned by
      Sellers.

N. SYSTEMS. All systems, including but not limited to, gas management (ALTRA), general accounting (Avitar), risk management (spreadsheet, or any other proprietary system acquired by ESI), and all internal gas management and risk management related forms and procedures.

                                 SCHEDULE 2.1B

                                EXCLUDED ASSETS

1. The natural gas stored in the storage facility operated by Midwest Storage, Inc. in the Carbon Field in Indiana.

2. All claims against Midwest Storage, Inc., Midwest Services, Inc., Midwest Energy Holding Corporation and other parties with any interest in such entities (whether as a lender, shareholder or otherwise), including those set forth in Cause No. 96-CH-08176 filed on August 7, 1996 in the Circuit Court of Cook County, Illinois, Illinois County Department, Chancery Division, and all records or documents relating to such claims.

3. The minute books, stock books and corporate seals of each of Sellers and other corporate records relating solely to the incorporation or capitalization of Sellers.

4.    The Sellers' rights under this Agreement.

5. Any Tax receivables and claims for Tax refunds relating to transactions prior to the Effective Date, other than those for Taxes which are being assumed by Purchaser pursuant to SECTION 3.4(III).

6. Any prepaid Taxes of any Seller, other than those for Taxes which are being assumed by Purchaser pursuant to SECTION 3.4(III).

7. Any refund of insurance premiums or dividends with respect to an insurance policy pertaining to any policy year ending after the Closing Date.

8.    All rights relating to any of the liabilities retained by Sellers.

9. Artesia A Series software (oil and gas accounting software used by Stockholder and Convest Energy Corporation).

10. Any gas gathering systems owned by any predecessor entities (by merger or dissolution) to ESI.

11.   All capital stock of Energy Source Power, Inc.

12. All rights to refunds from Panhandle Eastern Pipe Line Company in connection with the matter described in Item 5 of PART 4.5 OF THE DISCLOSURE LETTER.

                                 SCHEDULE 3.2A

           CALCULATION OF ADJUSTED WORKING CAPITAL AND FIXED ASSETS

I. "ADJUSTED WORKING CAPITAL" shall mean the amount calculated as follows from the consolidated balance sheet of ESI dated as of July 31, 1996 (prepared in accordance with GAAP):

                                                                  JULY 31, 1996
                                                                 ---------------
                                                                 (IN THOUSANDS)
ASSETS

   CASH AND TEMPORARY CASH INVESTMENTS                           $

   MARGIN ON DEPOSIT

   ACCOUNTS RECEIVABLE

   OTHER CURRENT ASSETS
      Investment in Homestake Royalty Corporation -- Tulsa
      Panhandle Eastern Deposit
      Panhandle Eastern Capacity Release
      Prepayment of Swaps to Williams Energy
      Tauber Receivable
      Interest Income Accrual
      Prepaid Rent and Insurance
      Other
      ESI Canada Prepaids

                                                                 -------------

         TOTAL ASSETS                                            $
                                                                 -------------

LIABILITIES

   Current Maturities of Debt                                    $
   Accounts Payable - Gas Marketing
   Target Bonus Accrual
   Additional 5% 401(k) Accrual
   Laclede Cap Accrual
   Short-term Tulsa Rent Liability
   Long-term Tulsa Rent Liability
   Long-term debt
   Pipeline Refunds Not Remitted to Customers
   Accounts Payable-- Affiliate
   Liability from Risk Management Activities
                                                                 -------------

      TOTAL LIABILITIES                                          $
                                                                 -------------

   ADJUSTED WORKING CAPITAL BEFORE REDUCTION FOR
   RESERVE FOR DOUBTFUL ACCOUNTS (TOTAL ASSETS LESS TOTAL
   LIABILITIES)                                                  $
                                                                 -------------
   RESERVE FOR DOUBTFUL ACCOUNTS -- FOR ACCOUNTS
   RECEIVABLE AS OF JULY 31, 1996 (TO BE NEGOTIATED)
                                                                 -------------
   ADJUSTED WORKING CAPITAL (TOTAL ASSETS LESS TOTAL
   LIABILITIES AND RESERVE FOR DOUBTFUL ACCOUNTS)                $
                                                                 -------------

II. "FIXED ASSETS" shall mean the amount calculated as follows from the consolidated balance sheet of ESI dated as of July 31, 1996 prepared in accordance with GAAP):
                                                                  JULY 31, 1996
                                                                  --------------
                                                                  (IN THOUSANDS)

     STORAGE INVENTORY (EXCLUDING MIDWEST STORAGE
INVENTORY)                                                       $
                                                                 -------------
     FURNITURE, FIXTURES & EQUIPMENT                             $
                                                                 -------------
                        TOTAL FIXED ASSETS                       $
                                                                 -------------

                                 SCHEDULE 3.2B

                  INITIAL ESTIMATED ADJUSTED WORKING CAPITAL
                               AND FIXED ASSETS


I.      ADJUSTED WORKING CAPITAL                                 JULY 31, 1996
                                                                 ---------------
                                                                 (IN THOUSANDS)
ASSETS

   CASH AND TEMPORARY CASH INVESTMENTS                           $       8,070

   MARGIN ON DEPOSIT                                                     9,959

   ACCOUNTS RECEIVABLE                                                 108,619

   OTHER CURRENT ASSETS
      Investment in Homestake Royalty Corporation-- Tulsa                   36
      Panhandle Eastern Deposit                                            100
      Panhandle Eastern Capacity Release                                   184
      Prepayment of Swaps to Williams Energy                               250
      Tauber Receivable                                                     20
      Interest Income Accrual                                               48
      Prepaid Rent and Insurance                                            29
      Other                                                                 15
      ESI Canada Prepaids                                                   36
                                                                 -------------
      TOTAL ASSETS                                               $     127,366
                                                                 -------------
LIABILITIES

   Current Maturities of Debt                                    $          88
   Accounts Payable - Gas Marketing                                    100,416
   Target Bonus Accrual                                                    331
   Additional 5% 401(k) Accrual                                             25
   Laclede Cap Accrual                                                   2,000
   Short-term Tulsa Rent Liability                                         485
   Long-term Tulsa Rent Liability                                          769
   Long-term debt                                                           46
   Pipeline Refunds Not Remitted to Customers                              374
   Accounts Payable-- Affiliate                                            311
   Liability from Risk Management Activities                               698
                                                                 -------------
      TOTAL LIABILITIES                                          $     105,543
                                                                 -------------

   ADJUSTED WORKING CAPITAL BEFORE REDUCTION FOR
   RESERVE FOR DOUBTFUL ACCOUNTS (TOTAL ASSETS LESS TOTAL
   LIABILITIES)                                                  $      21,823
                                                                 -------------

                                                                  JULY 31, 1996)
                                                                 ---------------
II.     FIXED ASSETS                                              (IN THOUSANDS

        STORAGE INVENTORY (EXCLUDING MIDWEST STORAGE             $
INVENTORY)                                                       1,139
                                                                 -------------
                                                                 $
        FURNITURE, FIXTURES & EQUIPMENT (NET)                    1,448
                                                                 -------------
                                                                 $
              TOTAL FIXED ASSETS                                 2,587
                                                                 -------------

                                 SCHEDULE 3.3

             INTERIM ADJUSTED CONSOLIDATED NET INCOME CALCULATION

Interim Adjusted Consolidated Net Income shall mean the amount calculated as follows:

      Begin with: Consolidated Net Income of Sellers for
      period from January 1, 1996 through the Effective
      Date(1)                                                         $
                                                                      ----------
      Subtract: Consolidated Net Income of Sellers for the
      seven-month period ended July 31, 1996(1)
                                                                      ----------
      Equals: Consolidated Net Income of Sellers for the period August 1, 1996 through the Effective Date

      Reverse all adjustments to reserve for doubtful accounts, general contingency accruals, and accruals for income and franchise Taxes during the period from August
      1, 1996 through the Effective Date

      Reverse all income booked after July 31, 1996, with respect to the Panhandle Eastern refund matter described in Item 5 of PART 4.5 OF THE DISCLOSURE LETTER

      Reverse bonus accrued on the Effective Date for period from January 1, 1996 through the Effective Date

      Add: Depreciation and amortization for the period od from August 1, 1996 through the Effective Date

      Subtract: Deemed increase in allowance for doubtfu
      accounts of an amount equal to the Allowance Percentage
      (determined in accordance with SECTION 3.3(b)) times gas
      revenues during the period August l 1996 through the
      Effective Date                                                  $
                                                                      ----------
      Interim Adjusted Consolidated Net Income
---------------
(1) Calculated in accordance with GAAP.

                                  SCHEDULE 6

                   APPROVAL MATRIX FOR CONFORMING CONTRACTS

I.  CONTRACTS FOR THE SALE, PURCHASE OR TRANSMISSION OF
    NATURAL GAS

PART 1 OF THIS SCHEDULE AND THE TERMS USED THEREIN SHALL BE INTERPRETED IN ACCORDANCE WITH THE TRADING MANUAL (DRAFT DATED NOVEMBER 13, 1996).

                              TOTAL OPEN POSITION

                    FLAT PRICE1     BASIS        FIXED PRICE             INDEX PRICE
                    (CONTRACTS)  (CONTRACTS)        SPOT               UP TO 24 MONTHS
-------------------------------  ------------    ------------------   ------------------
UNITED STATES          1,000            4,380    60,000 MMBtu/day x   150,000 MMBtu/day
                                                 days remaining in    x days remaining in
                                                 period               period
-------------------------------  ------------    ------------------   ------------------
  West Coast Gulf                       1,095
  East Coast Gulf                       1,095
  Mid-Continent                         1,095
  City Gates                            1,095
-------------------------------  ------------    ------------------   ------------------
CANADA                 1,000            2,190    30,000 MMBtu/day x   50,000 MMBtu/day x
                                                 days remaining in    days remaining in
                                                 period               period
-------------------------------  ------------    ------------------   ------------------
  Aeco                                  1,095
  Empress                               1,095
-------------------------------  ------------    ------------------   ------------------

                         PHYSICAL TRANSACTION LIMITS2

                     IB LONG TERM
                       UP TO 24         INDEX LONG TERM
                        MONTHS         BUY         SELL
Net
Margin/MMBtu             (.10)         .05         (.05)
------------------ --------------- ------------ ------------

                                      INDEX SHORT TERM
                      IB SHORT
                        TERM            BUY         SELL
Net
Margin/MMBtu            (.10)          .10         (.10)
------------------ --------------- ------------ ------------

MAXIMUM VOLUME
PER TRANSACTION         75,000 MMBtu/day        Up to 24 months
--------

      1 Flat price means futures, option deltas and fixed price physical gas stated in terms of NYMEX contract equivalents.

      2 To close out positions.

GROSS MARGIN CAP
PER TRANSACTION         ($50,000) per Month

II.   CONTRACTS FOR OTHER THAN THE SALE, PURCHASE OR TRANS MISSION OF NATURAL
      GAS

      Any contracts, agreements or commitments in the Ordinary Course of Business, for other than the sale, purchase or transmission of natural gas, for which both payments and receipts by ESI are less than $50,000 and both payments and receipts by ES Canada are less than $25,000.

                                 SCHEDULE 10.7

                    EMPLOYEES WITH EMPLOYMENT ARRANGEMENTS

                                   David Tudor
                                  Grant Farris
                                   Jeff Young
                                   Bryan Frey
                                  Dave Guebert
                                   Keith Bohn
                                  Lisa Holliday
                                  Mike DeLaval
                                 Gordon Oliphant

                                   EXHIBIT I

                    FORM OF GENERAL WARRANTY BILL OF SALE,
            ASSIGNMENT OF CONTRACT RIGHTS AND ASSUMPTION AGREEMENT

                        GENERAL WARRANTY BILL OF SALE,
            ASSIGNMENT OF CONTRACT RIGHTS AND ASSUMPTION AGREEMENT

      This General Warranty Bill of Sale, Assignment of Contract Rights and Assumption Agreement (this "Bill of Sale") executed on , 1996, and effective at 11:59 p.m. central time on , 1996 (the "Effective Time"), is by and among [ENERGY SOURCE, INC., a Texas corporation,] [ENERGY SOURCE CANADA, INC., an Alberta, Canada corporation] ("the Assignor"), and [Pacific Northwest Gas System, Inc., a California corporation] [708559 Alberta Ltd., an Alberta, Canada corporation] (the "Assignee").

      This Bill of Sale is given in connection with Assignee's acquisition of substantially all of the assets, and its assumption of certain liabilities, of Assignor pursuant to that certain Asset Purchase Agreement dated as of November , 1996, among Energy Source, Inc., a Texas corporation, Energy Source Canada, Inc., an Alberta, Canada corporation, Pacific Northwest Gas System, Inc., a California corporation, 708559 Alberta Ltd., an Alberta, Canada corporation, Pacific Gas Transmission Company, a California corporation, and Edisto Resources Corporation, a Delaware corporation (as it may be amended from time to time, the "Asset Purchase Agreement").

      Terms used in this Bill of Sale that are defined in the Asset Purchase Agreement shall have the same meanings in this Bill of Sale as they have in the Asset Purchase Agreement.

      NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor (including those matters described in the Asset Purchase Agreement), the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, TRANSFER, CONVEY, SET OVER, and DELIVER to Assignee, its successors and assigns, those Assets designated by Purchaser to be conveyed to Assignee in accordance with Section 2.2 of the Asset Purchase Agreement (the "Conveyed Assets").

      TO HAVE AND TO HOLD the Conveyed Assets unto Assignee, its successors and assigns, forever, and Assignor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND, all and singular, title to the Conveyed Assets unto Assignee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof.

      Furthermore, Assignee hereby assumes and agrees to pay, perform or discharge when due the Assumed Liabilities of Assignor.

      Nothing in this Bill of Sale shall impair or expand the rights of indemnity or enforcement of Assignor or Assignee against each other pursuant to any provision of the Asset Purchase Agreement.

      Without limiting the foregoing, the Assignor from time to time hereafter and without further consideration, upon request of the Assignee or its successors or assigns, covenants and agrees to execute and deliver to the Assignee all such other and additional instruments and other documents, and to take all other actions, as may be reasonably necessary to more fully assure to the Assignee or its successors or assigns the assignment of all of the Conveyed Assets herein and hereby granted or intended so to be, including, without limitation, executing separate assignments of individual items which are included in the Conveyed Assets and which are reasonably necessary or desirable to facilitate the recognition of the Assignee's ownership of the Conveyed Assets by all third parties and applicable governmental entities. Such separate assignments (i) shall evidence the conveyance and assignment of the applicable Conveyed Assets herein made and shall not constitute an additional conveyance or assignment of the applicable Conveyed Assets, (ii) are not intended to modify, and shall not modify, any of the terms, covenants and conditions herein set forth, and (iii) shall be deemed to contain all of the terms and provisions hereof, as fully and to all intents and purposes as though the same were set forth at length in the separate assignments.

      Without limiting the foregoing, the Assignee from time to time hereafter and without further consideration, upon request of the Assignor or its successor or assigns, covenants and agrees to execute and deliver to the Assignor all such other and additional instruments and other documents, and to take all other actions, as may be reasonably necessary to more fully assure to the Assignor or its successors or assigns, the assumption of the Assumed Liabilities herein and hereby assumed or intended so to be, and which are reasonably necessary or desirable to facilitate the recognition of the Assignee's assumption of such Assumed Liabilities by all third parties and applicable governmental entities. Such separate instruments or other documents (i) shall evidence the assumption of the Assumed Liabilities herein made and shall not constitute an additional assumption of such Assumed Liabilities, (ii) are not intended to modify, and shall not modify, any of the terms, covenants and conditions herein set forth, and (iii) shall be deemed to contain all of the terms and provisions hereof, as fully and to all intents and purposes as though the same were set forth at length in the separate instruments or other documents.

      This Bill of Sale is entered into pursuant to the Asset Purchase Agreement and is subject to the terms of the Asset Purchase Agreement, including, without limitation, Sections 2.1, 3.4, 3.6, 7, 10.8 and 11.6 thereof.

      EXECUTED on the date set forth above and to be effective in accordance with, and subject to, the provisions of the Asset Purchase Agreement as of the Effective Time.

                                    ASSIGNOR:

                                    [ENERGY SOURCE, INC.,
                                    a Texas corporation]

                                    By:
                                    Name:
                                    Title:

                                    [ENERGY SOURCE CANADA, INC.,
                                    an Alberta, Canada corporation]

                                    By:
                                    Name:
                                    Title:

                                    ASSIGNEE:

                                    [PACIFIC NORTHWEST GAS SYSTEM,
                                    INC., a California corporation]

                                    By:
                                    Name:
                                    Title:

                                    [708559 ALBERTA LTD., an Albert, Canada
                                    corporation]

                                    By:
                                    Name:
                                    Title:

                                  EXHIBIT II

                      FORM OF OPINION OF SELLERS' COUNSEL


(i) Each of ESI, ES Canada and Stockholder has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation.

(ii) ESI is duly qualified to do business as a foreign corporation and is in good standing in the States of Louisiana, Mississippi, Missouri, Oklahoma, Pennsylvania, New York and New Jersey.

(iii) Stockholder is the owner of record of all of the outstanding capital stock of ESI, ESI is the owner of record of all of the outstanding capital stock of ES Canada and ESP, and ES Canada is the owner of record of 49% of the outstanding capital stock of CEG.

(iv) Each of ESI, ES Canada and Stockholder has the requisite corporate power and authority to enter into the Agreement, the General Warranty Bill of Sale, Assignment of Contract Rights and Assumption Agreement and the Non-Disclosure/No Hire Agreement and to consummate the transactions contemplated thereby. Each of the Agreement, the General Warranty Bill of Sale, Assignment of Contract Rights and Assumption Agreement and the Non-Disclosure/No Hire Agreement (a) has been duly authorized by all necessary corporate action on the part of each of ESI, ES Canada and Stockholder, (b) has been duly executed and delivered by each of ESI, ES Canada and Stockholder, and (c) subject to due execution by Purchaser and PGT (as applicable), constitutes a valid and binding agreement of each of them, enforceable in accordance with its respective terms, except as limited by bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity. The Non- Disclosure/No Hire Agreement has been duly executed and delivered by Michael Y. McGovern and, subject to due execution by Purchaser, constitutes a valid and binding agreement of Mr. McGovern, enforceable in accordance with its terms, except as limited by bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

(v) To the actual knowledge of such counsel, there are no claims, actions, suits or proceedings pending or overtly threatened in writing against or affecting either of the Sellers before or by any court or any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality wherever located, except as set forth in Part 4.11 of the Disclosure Letter.

(vi) No notice or consent, authorization, approval or order of any court or governmental agency or body is required under the statutes or regulations of Texas, Alberta, United States or Canada, or the General Corporation Law of the State of Delaware in connection with the execution and delivery of the Agreement, the General Warranty Bill of Sale, Assignment of Contract Rights and Assumption Agreement or the Non-Disclosure/No Hire

         Agreement or the performance by Sellers and Stockholder of the transactions contemplated thereby to be performed by them, except for the filing required to be made by Sellers and Stockholder under the HSR Act.

(vii) The execution and delivery of the Agreement, the General Warranty Bill of Sale, Assignment of Contract Rights and Assumption Agreement and the Non-Disclosure/No Hire Agreement, and the performance of the obligations thereunder, by ESI, ES Canada and Stockholder (as applicable) will not violate or result in a breach of or constitute a default under (a) any of the terms or provisions of the Articles of Incorporation or other charter documents or the bylaws of ESI, ES Canada or Stockholder, (b) any statute or regulation of Texas, Alberta, United States or Canada, or the General Corporation Law of the State of Delaware, or (c) any court or administrative orders, writs, judgments and decrees disclosed in Part 4.11 of the Disclosure Letter.

                                  EXHIBIT III

                    FORM OF OPINION OF PURCHASER'S COUNSEL

(i) Each Purchaser and PGT has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation.

(ii) Each Purchaser and PGT has the requisite corporate power and authority to enter into the Agreement, the General Warranty Bill of Sale and Assignment of Contract Rights and the Non-Disclosure/No Hire Agreement (to the extent it is a party thereto) and to consummate the transactions contemplated thereby. Each of the Agreement, the General Warranty Bill of Sale and Assignment of Contract Rights and the Non-Disclosure/No Hire Agreement (a) has been duly authorized by all necessary corporate action on the part of each Purchaser and PGT, (b) has been duly executed and delivered by each Purchaser and PGT (to the extent it is a party thereto), and (c) subject to due execution by ESI, ESI Canada and Stockholder (as applicable), constitutes a valid and binding agreement of each of them (to the extent it is a party thereto), enforceable in accordance with its respective terms, except as limited by bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

(iii) The execution and delivery of the Agreement, the General Warranty Bill of Sale, Assignment of Contract Rights and Assumption Agreement and the Non-Disclosure/No Hire Agreement, and the performance of the obligations thereunder by each Purchaser and PGT (as applicable), will not violate or result in a breach of or constitute a default under (a) any of the terms or provisions of the Articles of Incorporation or other charter documents or the bylaws of Purchaser or PGT or (b) any statute or regulation of Texas, Alberta, California, the United States or Canada.

                                  EXHIBIT IV

                            FORM OF NONDISCLOSURE/
                               NO HIRE AGREEMENT

                                                                 EXHIBIT IV
                                                     TO ASSET PURCHASE AGREEMENT

                       NONDISCLOSURE / NO HIRE AGREEMENT

         THIS NONDISCLOSURE/NO HIRE AGREEMENT (the "Agreement") is entered into and effective November ____, 1996, by and among Pacific Northwest Gas System, Inc., a California corporation ("Pacific Northwest"), 708559 Alberta Ltd., an Alberta, Canada corporation ("708559 Alberta" and, along with Pacific Northwest, the "Purchasers"), Energy Source, Inc., a Texas corporation ("ESI"), Energy Source Canada, Inc., an Alberta, Canada, corporation ("ES Canada"), Edisto Resources Corporation, a Delaware corporation ("ERC"), and Michael Y. McGovern, in his individual capacity and not as an officer or director of any other party to this Agreement ("McGovern" and, along with ESI, 708559 Alberta and ERC, the "Promisors").

                             W I T N E S S E T H :

         WHEREAS, the Purchasers, ESI, ES Canada and ERC have entered into an asset purchase agreement dated November ____, 1996 (the "Asset Purchase Agreement"), under which the Purchasers have agreed to purchase substantially all of the assets of ESI and ES Canada (terms not otherwise defined herein having the meanings ascribed to them in the Asset Purchase Agreement); and

         WHEREAS, to induce the Purchasers to consummate the transactions contemplated by the Asset Purchase Agreement, the Promisors wish to make certain covenants to the Purchasers regarding the confidentiality of certain information and the non-hiring of former employees of ESI and ES Canada, all as more specifically provided in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement and in the Asset Purchase Agreement, the parties to this Agreement agree as follows:

         1. NO DISCLOSURE OF CONFIDENTIAL INFORMATION. The Promisors recognize and acknowledge that they have and will have access to certain confidential information of the Promisors relating to the assets and business to be acquired pursuant to the Asset Purchase Agreement (including, but not limited to, information relating to customers, suppliers, employees, contracts, procedures, internal control matters, nonpublic financial information, business plans and strategies, methods of operation, trade secrets and other proprietary information) (collectively, the "Confidential Information") that after the consummation of the transactions contemplated by the Asset Purchase Agreement will be valuable, special and unique property of the Purchasers. For purposes of this Agreement, the term "Confidential Information" shall not include: (i) information in the public domain or generally known in the trade at the time of disclosure or (ii) information that, after disclosure, becomes part of the public domain or generally known in the trade without the breach by any Promisor of a confidentiality obligation. Commencing on the Closing Date and for a period of one year after the Closing Date, the Promisors agree that they will not disclose, and they will use their best efforts to prevent disclosure by their employees, contractors and agents or by any other person of, any Confidential Information to any person except to authorized representatives of the Purchasers; provided, however, that if a Promisor is required by law, court or governmental or administrative order to disclose Confidential Information, the Promisor shall (i) give the Purchasers prompt written notice of the requirement so that the Purchasers may seek a protective order or other appropriate remedy before disclosure is made and (ii) provide full and complete cooperation to the Purchasers in seeking the order or remedy.

         2.  NO HIRING OF EMPLOYEES.

         (a) Commencing on the Closing Date and for a period of one year after the Closing Date, the Promisors shall not, directly or indirectly, for their own account or for the account of any other person or entity, employ or solicit for employment any person who was employed by ESI or ESI Canada within two months before the Closing Date and has become an employee of either of the Purchasers or any of their affiliates ("Former ESI Employees"), engage in discussions regarding employment with any Former ESI Employee, induce any Former ESI Employee to leave his employment with the Purchasers or any of their affiliates, or in any other way interfere with the relations of the Purchasers or any of their affiliates, on the one hand, and any Former ESI Employee, on the other hand.

         (b) Notwithstanding the foregoing, Section 2(a) shall not apply to ERC, ESI and ES Canada if (i) ERC is acquired by or merged with any other entity, and
(ii) McGovern is not in a control position with ERC or any successor corporation or other entity to ERC.

         (c) Commencing on the Closing Date and for a period of one year after the Closing Date, if McGovern is in a control position with any corporation or other entity, McGovern shall use his best efforts to prevent such corporation or other entity, directly or indirectly, for its own account or for the account of any other person or entity, from employing or soliciting for employment any Former ESI Employees, from engaging in discussions regarding employment with any Former ESI Employee, inducing any Former ESI Employee to leave his employment with the Purchasers or any of their affiliates, or in any other way interfering with the relations of the Purchasers or any of their affiliates, on the one hand, and any Former ESI Employee, on the other hand.

         As used herein, the term "control position" with respect to any corporation or other entity shall mean service as an executive officer in such corporation, service in a similar position in any other entity, or being a general partner of a partnership, but shall not include serving only as a director of a corporation.

         3. REMEDIES. The Promisors recognize and agree that violation of any of the provisions contained in Sections 1 and 2 of this Agreement will cause irreparable damage or injury to the Purchasers, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, in the event of an actual or threatened disclosure by the Promisors, or their agents, employees or contractors, of any of the Confidential Information, the Purchasers shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of those provisions. The parties to this Agreement acknowledge that damages would be an incomplete remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties under this Agreement shall be specifically enforceable, and no party will take any action to impede another party to this Agreement in seeking to enforce such rights or specific performance. The above recited remedies do not limit any other remedies available at law or in equity for a breach of this Agreement.

         4. SUCCESSORS AND ASSIGNS; INTEGRATION; ASSIGNMENT. This Agreement shall be binding on, inure to the benefit of and be enforceable by the parties to this Agreement and their legal representatives, successors and assigns. This Agreement and the rights and obligations of the parties to this Agreement shall not be assigned or delegated by any party without the prior written consent of the other parties to this Agreement; provided, however, that the Purchasers may assign their rights under this Agreement to any of their affiliates without the necessity of any consent from the other parties to this Agreement. Notwithstanding the foregoing, no assignment of this Agreement or any of the rights, interests or obligations of any party under this Agreement shall relieve a party of its obligations under this Agreement. In connection with any sale or any other disposition or series of sales or other dispositions of all or substantially all of a corporate party's assets or any merger or liquidation of a corporate party, the acquiring person, surviving entity (if the party is not the surviving entity) or other recipient of substantially all of that party's assets, as the case may be, shall assume the obligations of that party under this Agreement, and the effectiveness of any such transaction shall be subject to the acquiring person's written assumption of those obligations. The obligations pursuant to this Section 4 shall apply to successive sales, dispositions, mergers and liquidations.

         5. GOVERNING LAW; INTERPRETATION; SECTION HEADINGS. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to conflict-of-laws rules as applied in Texas. The section headings contained in this Agreement are for purposes of convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         6. AMENDMENT AND WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the provisions contained in this Agreement may be waived, only by a written instrument executed by all parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of a provision under this Agreement shall not affect the right to enforce that provision. No waiver of a provision of this Agreement shall be deemed to be a continuing waiver of that provision or an additional waiver of another provision of this Agreement.

         7. NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or by facsimile or other similar instantaneous electronic transmission device or mailed first class, postage prepaid, certified United States mail, return receipt requested, as follows:

         (a) If to the Purchasers, at:


                                    Pacific Northwest Gas System, Inc.
                                    c/o Pacific Gas Transmission Company
                                    2100 S.W. River Parkway
                                    Portland, Oregon 97201
                                    Attention:  Stephen P. Reynolds,

                                           President and Chief Executive Officer

                                    with a copy to:

                                    Frank R. Lindh, General Counsel
                                    Facsimile No.: (503) 402-4004

                                    with a copy to:

                                    Fulbright & Jaworski L.L.P.
                                    2200 Ross Avenue, Suite 2800
                                    Dallas, Texas 75201
                                    Attention:  Kenneth L. Stewart
                                    Facsimile No.:  (214) 855-8200

         (b)  If to ESI, ES Canada or ERC, at:

                                    Edisto Resources Corporation
                                    10375 Richmond Avenue, Suite 300
                                    Houston, Texas 77042
                                    Attention:  Michael Y. McGovern
                                    Facsimile No.:  (713) 917-1597
                                    with a copy to:

                                    Paul E. Pryzant
                                    Snell & Smith, P.C.
                                    1000 Louisiana, Suite 3650
                                    Houston, Texas 77002
                                    Facsimile No.:  (713) 651-8010

         (c)  If to Michael Y. McGovern, at:

                                    Michael Y. McGovern
                                    20114 Anson Falls Court
                                    Katy, Texas 77450

                                    with a copy to:

                                    Paul E. Pryzant
                                    Snell & Smith, P.C.
                                    1000 Louisiana, Suite 3650
                                    Houston, Texas 77002
                                    Facsimile No.:  (713) 651-8010

Any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this Section 7 shall be effective on receipt at the address or facsimile number for notice of the party to receive such notice as determined above.

         8. SEVERABILITY. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas, or under any other applicable laws of any other jurisdiction, then such provision shall be deemed modified for purposes of performance of this Agreement in the applicable jurisdiction to the extent necessary to render it lawful and enforceable, or if modification is not possible without materially altering the intention of the parties to this Agreement, the provision shall be severed from this Agreement for purposes of performance of this Agreement in that jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance.

         9. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if the signatures on all counterparts taken together were on one instrument.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date and year first above written.

                              PACIFIC NORTHWEST GAS SYSTEM, INC.

                              By:
                                   Name:
                                   Title:

                              708559 ALBERTA LTD.

                              By:
                                   Name:
                                   Title:

                              ENERGY SOURCE, INC.

                              By:
                                   Name:
                                   Title:

                              ENERGY SOURCE CANADA, INC.

                              By:
                                   Name:
                                   Title:

                              EDISTO RESOURCES CORPORATION

                              By:
                                   Name:
                                   Title:

                                          MICHAEL Y. MCGOVERN